Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PIONEER PARENT, INC.,

PIONEER MERGER SUB, INC.

and

PIKE CORPORATION

Dated as of August 4, 2014

ii

Exhibit A - Articles of Amendment of Surviving Corporation
Exhibit B - Bylaws of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 4, 2014 (the “Agreement”), by and among Pioneer Parent, Inc., a Delaware corporation (“Parent”), Pioneer Merger Sub, Inc., a North Carolina corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Pike Corporation, a North Carolina corporation (the “Company”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 8.15.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the North Carolina Business Corporation Act (the “NCBCA”);

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of an independent committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”), has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders (other than the Rollover Investors), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) resolved to recommend that the Company’s shareholders approve this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub has, on the terms and subject to the conditions set forth herein, approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent to enter into this Agreement, Takuan and the Company Chairman and CEO are entering into the Voting and Support Agreement (the “Voting Agreement”) with Parent and the Company pursuant to which, among other things, such shareholders have agreed to vote their Shares in favor of the transactions contemplated herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Court Square Capital Partners III, L.P., a Delaware limited partnership (the “Equity Investor”), has entered into an equity financing commitment letter with Parent (the “Equity Commitment Letter”), pursuant to which, subject to the terms and conditions contained therein, the Equity Investor has committed to invest in Parent the amounts set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, the Equity Investor has executed and delivered a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which the Equity Investor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Takuan, the Joe B./Anne A. Pike Generation Skipping Trust and the Company Chairman and CEO (collectively, the “Rollover Investors”) have entered into a rollover contribution agreement with Parent, pursuant to which, subject to the terms and conditions contained therein, the Rollover Investors have agreed to transfer, contribute and deliver Shares to Parent (the “Rollover Shares”) immediately prior to the Effective Time in exchange for equity interests in Parent and certain of the Rollover Investors have committed to invest in Parent the amounts set forth therein (the “Rollover Equity Investment”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent and Merger Sub agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NCBCA, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under North Carolina law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC, 100 North Tryon Street, Charlotte, North Carolina 28202 at 9:00 a.m. Eastern Time, on a date which shall be the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, time and date as the Company and Parent may agree in writing (including by remote exchange); provided, that without the prior written consent of Parent, the Closing shall not occur prior to the earlier of (a) a date during the Marketing Period specified by Parent on no fewer than two (2) Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of Parent and Merger Sub’s financing of the transactions contemplated by this Agreement) and (b) the final day of the Marketing Period. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of North Carolina as promptly as practicable on the Closing Date. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of North Carolina or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the NCBCA (the effective time of the Merger being referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and Section 55-11-06 of the NCBCA.

Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the articles of incorporation of the Surviving Corporation (the “Charter”) shall be amended as set forth on Exhibit A and (b) the bylaws of the Surviving Corporation (the “Bylaws”) shall be amended and restated in their entirety to be substantially in the form attached hereto as Exhibit B, until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the Charter and Bylaws.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the Charter and Bylaws.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Common Stock. Each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, the Company Restricted Shares and the Dissenting Shares, shall be converted automatically into the right to receive $12.00 in cash without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and each holder of a certificate (or Shares in book-entry form) which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration (less any applicable withholding Taxes) subject to compliance with Section 2.2.

(b) Parent and Merger Sub-Owned Shares. Each Share that is owned directly immediately prior to the Effective Time by (i) any direct or indirect wholly-owned Subsidiary of the Company, (ii) Parent or any direct or indirect wholly-owned Subsidiary of Parent or (iii) Merger Sub, including the Rollover Shares (such Shares in clauses (i), (ii) and (iii) collectively, the “Excluded Shares”), shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such Shares who have (i) not voted in favor of the approval of this Agreement or consented thereto in writing and (ii) properly exercised (and not lost or properly withdrawn) appraisal rights with respect thereto in accordance with, and otherwise complied with, Section 55-13-21 of the NCBCA (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a). Holders of Dissenting Shares shall be entitled only to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 55-13-21, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the NCBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares shall thereupon cease to be Dissenting Shares, including for purposes of Section 2.1(a), and shall be deemed to have been converted into, at the Effective Time, the right to receive the Merger Consideration upon surrender, in the manner provided for in Section 2.1(a), of the Certificate or Certificates (or effective affidavits in lieu of loss thereof) or Book-Entry Shares that formerly evidenced such Shares, and the Surviving Corporation shall become liable for payment of the Merger Consideration for such Shares. At the Effective Time, the Dissenting Shares shall automatically be cancelled and shall cease to exist and any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 55-13-21 of the NCBCA and as provided in the previous sentence. The Company shall give Parent (x) prompt notice of any demands received prior to the Effective Time by the Company for appraisals of Shares, withdrawals of any demands received and any other communications received by the Company in respect of the demand, withdrawal or perfection of the appraisal rights and (y) the opportunity to conduct jointly all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or settle any such demands or agree to do or commit to do any of the foregoing.

Section 2.2 Exchange of Certificates.

(a) Exchange Fund. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration, if any, in exchange for all of the Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Company Restricted Shares and the Dissenting Shares), payable (i) upon due surrender of the certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or (ii) automatically in the case of non-certificated Shares represented by book-entry that are not Dissenting Shares (“Book-Entry Shares”) pursuant to the provisions of this Article II (such cash in the aggregate being hereinafter referred to as the “Exchange Fund”). In the event any Dissenting Shares cease to be Dissenting Shares, Parent shall deposit, or cause to be deposited, with the Paying Agent in the Exchange Fund, an amount equal to the product of (x) the Merger Consideration and (y) the number of such formerly Dissenting Shares. In the event the Exchange Fund shall be insufficient to make the payments contemplated by this Agreement, Parent shall, or shall cause Merger Sub or the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make such payments. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that (1) any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and (2) no such investment or loss thereon shall affect the amounts payable to the former holders of Shares pursuant to this Article II.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1 (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily and reasonably be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor a check in an amount equal to the product of (A) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (B) the Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer and other applicable Taxes have been paid or are not applicable. The Merger Consideration, paid in full (less any applicable withholding Taxes) with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares.

(iii) The Paying Agent, the Company and its Subsidiaries, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be (A) remitted by the applicable entity to the appropriate Governmental Entity and (B) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, the holder of any such Certificates shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares on the first (1st) anniversary of the Closing Date shall be delivered to the Surviving Corporation upon its demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration without interest upon due surrender of their Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, in each case subject to applicable abandoned property, escheat or similar Law.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance reasonably satisfactory to the Paying Agent and the Surviving Corporation and, if required by the Paying Agent or the Surviving Corporation, the posting by such Person of a bond in reasonable and customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the product of (i) the number of Shares formerly represented by such lost, stolen or destroyed Certificate and (ii) the Merger Consideration (less any applicable withholding Taxes), without any interest thereon.

Section 2.3 Treatment of Company Options, Company RSU Awards and Company Restricted Shares.

(a) Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a Company Option with respect to any of such holder’s Company Options, each Company Option, whether vested or unvested and whether with an exercise price per Share that is greater or less than, or equal to, the Merger Consideration, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be cancelled, and each such Company Option with an exercise price per Share that is less than the Merger Consideration shall be converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share of such Company Option and (ii) the total number of Shares subject to such Company Option as of immediately prior to the Effective Time. The Surviving Corporation shall pay to each holder of Company Options the cash amounts described in the immediately preceding sentence (the “Option Consideration”), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment through the Company’s or its Subsidiary’s payroll system or through the Company’s equity award administrator, within three (3) Business Days following the Effective Time. Each Company

Option with an exercise price per Share that is equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time with no consideration or payment due to the holder in respect thereof. From and after the Effective Time, there shall be no outstanding Company Options, and the former holders thereof shall be entitled only to the payment of the Option Consideration, if any.

(b) Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a Company RSU Award with respect to any of such holder’s Company RSU Awards, each Company RSU Award that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested and be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the RSU Award Consideration. For purposes of this Agreement, “RSU Award Consideration” shall mean, with respect to a Company RSU Award, an amount equal to the product of (i) the total number of Shares subject to such Company RSU Award and (ii) the Merger Consideration. The Surviving Corporation shall pay (through the Company’s or its Subsidiary’s payroll system or through the Company’s equity award administrator) the RSU Award Consideration due to each holder of Company RSU Awards, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within three (3) Business Days following the Effective Time. From and after the Effective Time, there shall be no outstanding Company RSU Awards, and the former holders thereof shall be entitled only to the payment of the RSU Award Consideration.

(c) Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any Company Restricted Shares with respect to any of such holder’s Company Restricted Shares, each Company Restricted Share that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the Merger Consideration (the “Restricted Shares Consideration”). The Surviving Corporation shall pay (through the Company’s or its Subsidiary’s payroll system or through the Company’s equity award administrator) the Restricted Shares Consideration due to each holder of a Company Restricted Share, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within three (3) Business Days following the Effective Time. From and after the Effective Time, there shall be no outstanding Company Restricted Shares, and the former holders thereof shall be entitled only to the payment of the Restricted Shares Consideration.

(d) Prior to the Effective Time, the Company shall (i) provide optionees with notice of their opportunity to exercise their Company Options if such notice is required by the applicable plan or award agreement, (ii) adopt such resolutions and take all other such actions (including obtaining required consents, if any) as may be necessary to effectuate the foregoing provisions of this Section 2.3 and (iii) terminate all equity incentive plans of the Company effective as of the Effective Time.

(e) The Surviving Company, the Company and their Subsidiaries, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any Option Consideration, RSU Award Consideration or Restricted Shares Consideration payable under this Agreement such amounts as are required to be withheld or deducted under the Code, and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be (i) remitted by the applicable entity to the appropriate Governmental Entity and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as set forth in this Article III; provided that such representations and warranties by the Company are qualified in their entirety by reference to the disclosure (i) in the Company SEC Documents filed or furnished to or by the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system after June 30, 2012 and prior to the date hereof (other than any disclosures contained in the “risk factors,” “market risk” or “forward-looking statements” sections thereof or to the extent such disclosures are cautionary, predictive or forward looking in nature), provided that nothing disclosed in the Company SEC Documents shall be deemed to be a qualification of or a modification to the representations and warranties set forth in Sections 3.2, 3.3, 3.4 and 3.21 or (ii) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter or such Company SEC Documents shall qualify or modify each of the representations and warranties set forth in this Article III in accordance with the previous sentence to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made and, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance (or that such item has had, or could have, a Company Material Adverse Effect).

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated and validly existing under the Laws of the State of North Carolina. The Company has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where applicable as a legal concept) as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where applicable as a legal concept) as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any failure to be so organized, existing, in good standing or qualified, or to have such power or authority would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company’s articles of incorporation and bylaws as filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval system as of the date hereof are true, complete and correct copies. The Company has made available to Parent, prior to the date hereof, true, complete and correct copies of the articles of incorporation and bylaws (or equivalent organizational and governing documents) of each Subsidiary of the Company, each as amended through the date hereof. The Company and its Subsidiaries are not in material violation of any provision of such organizational or governing documents.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company as of the date hereof, each such Subsidiary’s jurisdiction of incorporation, organization or formation and its authorized, issued and outstanding shares or units of equity interests (including limited liability company interests), and the ownership thereof.

(c) All equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or one of its other Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right and are free and clear of any Liens, other than Permitted Liens and Liens solely in favor of the Company and/or any of the Company’s wholly-owned Subsidiaries.

Section 3.2 Capital Stock.

(a) The authorized share capital of the Company consists of 100,000,000 Shares and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of July 23, 2014, there were (i) 31,938,800 Shares (which amount includes the Company Restricted Shares set forth in clause (iv) below) issued and outstanding, (ii) no shares of Preferred Stock issued and outstanding, (iii) 2,884,404 Shares subject to outstanding Company Options, (iv) 5,000 Company Restricted Shares issued and outstanding, (v) 391,885 Shares underlying Company RSU Awards, and (vi) 3,061,313 Shares available for issuance under the Company Benefit Plans. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any shares of capital stock of the Company. Section 3.2(a) of the Company Disclosure Letter sets forth, (x) with respect to each Company Option outstanding as of the date of this Agreement, the holder of such Company Option, the exercise price of such Company Option, the number of Shares underlying such Company Option, whether such Company Option is intended to be an “incentive stock option” within the meaning of Code Section 422 and the grant date of such Company Option, (y) with respect to each Company Restricted Share outstanding as of the date of this Agreement, the holder of such Company Restricted Share, the number of Company Restricted Shares held by such holder, whether a Section 83(b) election has been made with respect to such Company Restricted Share and the grant date of such Company Restricted Share, and (z) with respect to each Company RSU Award outstanding as of the date of this Agreement, the holder of such Company RSU Award, the number of Shares underlying such Company RSU Award and the grant and payment dates of such Company RSU Award. No Company RSU Award has accrued but unpaid, or is entitled to, dividend equivalents. The Company sold 15,112 Shares under the ESPP on the June 30, 2014 purchase date.

(b) Except as set forth in clause (a) above, the Company does not have any shares of its capital stock issued or outstanding other than Shares that have become outstanding after July 23, 2014, which were reserved for issuance as of such date as set forth in subsection (a) above. Since July 23, 2014, the Company has not issued any shares of its capital stock or other rights or securities exercisable, convertible into or exchangeable for shares in its capital, other than or pursuant to any equity awards or interests referred to above that were issued pursuant to the Company Benefit Plans and that were outstanding on July 23, 2014, or as expressly permitted by Section 5.1(b).

(c) Except as set forth in clause (a) above, there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company’s Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests or (iv) make any material investment (in the form of a loan, capital contribution or otherwise) in any Person other than any direct or indirect wholly-owned Subsidiary of the Company. The Company Options are not, and have never been, subject to Section 409A of the Code.

(d) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes, or except for awards to acquire Shares under the Company Benefit Plans, other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(e) As of the date hereof, except as set forth on Section 3.2(e) of the Company Disclosure Letter, there is no outstanding Indebtedness of the Company or its Subsidiaries.

(f) Other than the Voting Agreement and the Stockholders Agreement, there are no voting agreements, voting trusts, shareholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to such capital stock or other equity interest of the Company or any of its Subsidiaries, or the designation or nomination of a director to the Company Board or the board of directors of any of the Company’s Subsidiaries.

(g) As of the date hereof, the Company does not have any declared, but unpaid, dividends or distributions outstanding in respect of any shares of capital stock or other equity interests of the Company.

Section 3.3 Corporate Authority and Approval.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to receipt of the Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, pursuant to the NCBCA or otherwise, is necessary to authorize this Agreement or to consummate the transactions contemplated herein, subject, in the case of the Merger, to the Shareholder Approval and the filing with the Secretary of State of the State of North Carolina of the Articles of Merger as required by the NCBCA. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Company Board (upon the unanimous recommendation of the Special Committee) at a duly held meeting has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders (other than the Rollover Investors), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and, subject to Section 5.3, the consummation of the transactions contemplated herein, including the Merger, and (iii) resolved, subject to Section 5.3, to recommend that the shareholders of the Company approve this Agreement (the “Recommendation”) and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Meeting.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing with the Secretary of State of the State of North Carolina of the Articles of Merger as required by the NCBCA, (ii) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any foreign antitrust filings that the Company and Parent determine are required to be filed (and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Entity, or expirations or terminations of waiting periods, required in connection with the foregoing), (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3 with the SEC, (iv) compliance with the rules and regulations of the NYSE, (v) compliance with any applicable foreign or state securities or blue sky laws and (vi) the other consents and/or notices set forth on Section 3.4(a) of the Company Disclosure Letter (collectively, clauses (i) through (vi), the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated herein do not and will not (i) conflict with, or breach any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) assuming receipt of the Company Approvals and the receipt of the Shareholder Approval, violate any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any contract or result in the imposition of any Lien (other than a Permitted Lien) on any property of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, Lien or loss that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.5 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents, statements and reports required to be filed or furnished by it with the SEC on a timely basis since January 1, 2011 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended since their filing, the “Company SEC Documents”). Each of the Company SEC Documents, including all Company SEC Documents filed or furnished after the date hereof, complied or, if not yet filed, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Sarbanes-Oxley Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the date filed or furnished with the SEC, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b) Neither the Company nor any of its Subsidiaries has or is party to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

(c) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated cash flows and changes in shareholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, which individually or in the aggregate are not expected to be material) in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods referred to therein (except as may be indicated therein or in the notes thereto). Since January 1, 2011, the books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in a manner reasonably designed to permit preparation of the Company’s financial statements in accordance with GAAP. Since January 1, 2011, subject to any applicable grace periods, the Company has been and is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of the NYSE, except for any such noncompliance that would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.6 Internal Controls and Procedures. The Company has designed and maintained disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and as necessary to permit preparation of financial statements in conformity with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and principal financial officer by others in the Company or its Subsidiaries to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (a) any material weaknesses in its internal controls over financial reporting and (b) any allegation of fraud that involves management of the Company or any other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures. Since January 1, 2011, to the Knowledge of the Company, neither the Company nor its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls that could reasonably be expected to result in a Company Material Adverse Effect.

Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2014 (or the notes thereto) or as disclosed in the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2013 (or the notes thereto), (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein and (c) for liabilities and obligations incurred in the ordinary course of business since the date of such balance sheet, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events. Since March 31, 2014, through the date hereof (a) the Company has conducted its business in all material respects in the ordinary course, except in connection with this Agreement and the transactions contemplated herein, (b) there has not occurred any Company Material Adverse Effect and (c) except as set forth on Section 3.8 of the Company Disclosure Letter, neither the Company, nor any of its Subsidiaries, has taken any action, that if taken after the date of this Agreement, would require Parent’s consent pursuant to Section 5.1(b).

Section 3.9 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are, and since January 1, 2011 have been, in compliance with all Laws to which the Company or its Subsidiaries are subject or otherwise affecting the Company’s or any of its Subsidiary’s business or assets, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Since January 1, 2011 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity of, been charged by any Governmental Entity with, or, to the Knowledge of the Company, been under investigation by any Governmental Entity with respect to any material violation of any applicable Law, or commenced any internal investigation with respect to any of the foregoing matters.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity or pursuant to any Law (the “Company Permits”), including any environmental Company Permits necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Company Permits would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents or any other Person authorized to act, and acting, on behalf of the Company or its Subsidiaries has, directly or indirectly, in connection with the business activities of the Company used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such government official, candidate, party or campaign, (ii) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage, in each case in violation of any applicable anti-corruption Laws, including, without limitation, the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.10 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and since January 1, 2011 have been in compliance with all applicable Environmental Laws, (ii) since January 1, 2011, neither the Company nor any of its Subsidiaries has received any written notices or demand letters (and no such notice or demand letter is pending) from any federal, state, local or foreign Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of or has liability under any Environmental Law, (iii) there are no actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, or any investigations or reviews pending, against the Company or any of its Subsidiaries or orders, judgments or decrees of or before any Governmental Entity arising under Environmental Law applicable to the Company or any of its Subsidiaries, (iv) neither the Company nor any Subsidiary of the Company has had, nor to the Knowledge of the Company, has any other Person had, a release of any Hazardous Substance in violation of any applicable Environmental Law or requiring investigation or remediation by the Company or any Subsidiary of the Company pursuant to Environmental Laws on or from any properties owned or currently leased by the Company or any Subsidiary of the Company or on or from any properties formerly owned or leased by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned or leased and (v) the Company and its Subsidiaries have made available for review by Parent all non-routine environmental reports, assessments, audits, studies and tests in their possession or control and that are material to an understanding of the environmental liabilities of the Company or its Subsidiaries.

(b) As used herein, “Environmental Law” means any Law regulating (i) the protection of the environment or (ii) the use, storage, treatment, generation, transportation, handling, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as of the date hereof as hazardous or toxic under any Environmental Law, including pollutants, contaminants, petroleum or any derivative or byproduct thereof, asbestos, and polychlorinated biphenyls.

(d) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.10, Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section

3.8, Section 3.9(b), Section 3.17, and Section 3.18 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Law.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter lists all material Company Benefit Plans (including any that provide retirement, retention, change in control, equity, cash bonus or profit sharing benefits). “Company Benefit Plans” means all employee, consultant or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, equity or equity related, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, retention or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that are sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, officers, directors or consultants of the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries have any liability.

(b) With respect to each Company Benefit Plan, the Company has, prior to the execution of this Agreement, made available to Parent true and complete copies of, as applicable, (i) such Company Benefit Plan and any and all plan documents and amendments thereto (or if a material Company Benefit Plan is not a written Company Benefit Plan, a summary of the material terms thereof), (ii) any related trust, insurance contracts and other funding vehicle, (iii) each summary plan description required by ERISA and summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Entity (e.g., Form 5500), and all financial statements and accompanying schedules, (v) the most recent determination, advisory or opinion letter received from the Internal Revenue Service, (vi) all material written correspondence from or to any Governmental Entity within the preceding three years, and (vii) all policies and procedures established to comply with the privacy, security and breach notification rules of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.

(c) Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Company Benefit Plan or a related trust.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. There are no pending or, to the Knowledge of the Company, threatened material claims (other than individual claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened, by the Internal Revenue Service, Department of Labor or other Governmental Entity with respect to any Company Benefit Plan.

(e) (i) No Company Benefit Plan is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries, or any spouse or dependent of any such person, beyond their retirement or other termination of service, other than coverage mandated by applicable Law, (iii) no liability has been or is expected to be incurred under Title IV of ERISA by the Company or its Subsidiaries that has not been satisfied in full and (iv) all material contributions or other material amounts payable by the Company or its Subsidiaries with respect to each Company Benefit Plan and Multiemployer Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.

(f) Section 3.11(f)(i) of the Company Disclosure Letter sets forth each “multiemployer plan” within the meaning of Section 3(37) of ERISA contributed to or required to be contributed to by the Company or any of its Subsidiaries during the last six years, or with respect to which the Company, any of its Subsidiaries or any member of their “controlled group” within the meaning of Section 414 of ERISA has any liability (each, a “Multiemployer Plan”). With respect to each Multiemployer Plan, the Company has made available to Parent (as applicable) (i) the most recent withdrawal liability statement, (ii) any notices or correspondences regarding the “endangered” or “critical” status of any such plan (within the meaning of Section 305 of ERISA) and (iii) any rehabilitation plan applicable to, or proposed with respect to, such plan. Any withdrawal liability incurred by the Company or any of its Subsidiaries with respect to any Multiemployer Plan has been fully paid as of the date hereof. To the Knowledge of the Company, no Multiemployer Plan is, or is expected to be, (x) in “endangered” or “critical” status (within the meaning of Section 305 of ERISA), (y) “insolvent” (within the meaning of Section 4245 of ERISA) or (z) in “reorganization” (within the meaning of Section 4241 of ERISA).

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of benefits or compensation due to any such employee, consultant or officer, or (iii) result in any payment or benefit that will be made by the Company or its Subsidiaries that would not be deductible pursuant to Section 280G of the Code. No Person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax under Sections 4999 or 409A of the Code.

(h) For purposes of each Company Benefit Plan and for all other purposes, each Person providing services to the Company or any of its Subsidiaries has been correctly classified as an employee or independent contractor, as applicable, as of the date hereof and during the last two years.

Section 3.12 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries, (b) there are no claims, actions, arbitrations, suits, inquiries, hearings, investigations or proceedings (whether civil, criminal or administrative) pending (or, to the Knowledge of the Company, threatened) against the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no awards, injunctions, rulings, subpoenas, verdicts, orders, judgments or decrees of, or before, any Governmental Entity and (c) there are no settlements to which the Company or any of its Subsidiaries is a party or any of their properties are bound, in each case under clauses (a) through (c) that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.13 Proxy Statement; Other Information. The proxy statement (including the letter to shareholders, notice of meeting and form of proxy and any other document incorporated or referenced therein, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the Shareholder Approval and the Schedule 13E-3 (including any amendments or supplements thereto and any other document incorporated or referenced therein) will not, at the time each is filed with the SEC, and, in the case of the Proxy Statement, at the time it is first mailed to the shareholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied in writing by or on behalf of Parent, Merger Sub or any of their Affiliates or Parent Representatives specifically for inclusion or incorporation by reference therein.

Section 3.14 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid all material Taxes (whether or not shown to be due on such Tax Returns), except, in the case of clauses (i) and (ii), with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP, (iii) there are no pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, investigations, suits or other proceedings in respect of Taxes of the Company or any of its Subsidiaries, (iv) there are no liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens, (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code, (vi) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (vii) neither the Company nor any of its Subsidiaries (A) has received or applied for a Tax ruling from the U.S. Internal Revenue Service or entered into a “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision or any comparable provision of state, local or foreign Law), in each case, that will affect the Company or any of its Subsidiaries after the Closing or (B) is a party to any Tax sharing or Tax indemnity agreement, other than any such agreement (x) solely between or among any of the Company and any of its Subsidiaries or (y) not primarily relating to Taxes and entered into in the ordinary course of business, (viii) since June 30, 2010, neither the Company nor any of its Subsidiaries has applied for or elected a change in a method of accounting, (ix) neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law), (x) neither the Company nor any of its Subsidiaries is a party to, or has requested, a waiver or other agreement extending the statute of limitation or period of assessment or collection of any material Taxes, (xi) each of the Company and its Subsidiaries, within the time and in the manner prescribed by Law, has withheld and paid over to the proper Governmental Entity all material amounts required to be withheld and paid over under applicable Law (including Sections 1441, 1442, 3102 and 3402 of the Code or any other applicable provision of state, local or foreign Law), (xii) there is no outstanding request for any extension of time within which to pay any Taxes, (xiii) no written claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Knowledge of the Company is any such assertion threatened, (xiv) neither the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (xv) neither the Company nor any of its Subsidiaries is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback) as a result of any transaction contemplated by this Agreement, and (xvi) the charges, accruals, and reserves with respect to Taxes on the accounting records of the Company are adequate and are at least equal to the Company’s estimated liability for Taxes.

(b) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed in connection therewith or with respect thereto) imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, environmental, natural resources, production, inventory, alternative, add-on minimum, sales, use, abandoned property, service, utility, capital stock, license, payroll, employment, unemployment, severance, social security (or similar, including FICA), workers’ compensation, disability, net worth, excise, stamp, occupation, premium, transfer, registration, gains, estimated, customs duties, withholding, ad valorem and value added taxes, whether disputed or not, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.15 Labor Matters.

(a) Except for such matters that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) there are no strikes, lockouts, or demands for recognition pending (or, to the Knowledge of the Company, threatened) with respect to any employees of the Company or any of its Subsidiaries, and no such action has occurred within the past three (3) years, (ii) to the Knowledge of the Company there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iv) there is no slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, (v) the Company and its Subsidiaries are (and have been since January 1, 2011) in compliance with all applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment, and (C) unfair labor practices, and (vi) there are no actions, suits, inquiries, investigations, audits, or proceedings pending (or, to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries asserting any violation of Law relating to labor or employment, and there are no orders, judgments, or decrees of or before any Governmental Entity regarding labor or employment. Section 3.15(a) of the Company Disclosure Letter lists all collective bargaining agreements or project labor agreements to which the Company or any of its Subsidiaries are bound with respect to employees of the Company or any of its Subsidiaries.

(b) Section 3.15(b) of the Company Disclosure Letter lists each employee of the Company or any of the Company’s Subsidiaries who was terminated or laid off for any reason other than for cause, or whose hours were reduced by more than 50%, during the ninety (90) days preceding the date of this Agreement, and for each such employee, sets forth: (i) the date of such termination, layoff or reduction in hours; and (ii) the location to which the employee was assigned. No later than the Closing Date, the Company must update Section 3.15(b) of the Company Disclosure Letter to reflect any employment terminations, layoffs, or reductions in hours effective by the Company or any of the Company’s Subsidiaries between the date hereof and the Closing Date.

Section 3.16 Intellectual Property.

(a) Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries either own or have a right to use such patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, Software and other intangible intellectual property rights (collectively, “Intellectual Property”) as are used in the business of the Company and its Subsidiaries as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, following the Closing, the Company and its Subsidiaries will continue to own or have a right to use all Intellectual Property used in the business of the Company and its Subsidiaries as conducted as of the Closing. To the Knowledge of the Company, and except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the three (3) years prior to the date of this Agreement and (ii) as of the date of this Agreement, no third party is infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

(b) Section 3.16(b) of the Company Disclosure Letter lists, as of the date of this Agreement and to the extent owned by the Company or any of its Subsidiaries, (i) all United States patents and patent applications and registered United States and state trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing and (ii) (A) all foreign country trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (B) all foreign country patents and patent applications, (C) all copyrights and pending applications to register the same and (D) all registered domain names, in each case of (i) and (ii), that are material to the business of the Company and its Subsidiaries, taken as a whole.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, there are no actions, suits or claims or administrative proceedings or investigations pending or, to the Knowledge of the Company, threatened that (i) challenge or question the validity of or the Company’s ownership or right to use Intellectual Property owned by the Company or any of its Subsidiaries, or (ii) assert infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of trade secrets owned by them, and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of all confidential information that is owned by the Company and its Subsidiaries and used in the conduct of the business.

Section 3.17 Real and Personal Property. As used in this Agreement, the term “Real Property” shall mean all real property and interests in real property currently owned or leased by the Company or any of its Subsidiaries. Section 3.17 of the Company Disclosure Letter lists all owned Real Property (the “Owned Real Property”) and lists all leases relative to any leased Real Property (the “Leased Real Property”) to which the Company or any of its Subsidiaries are a party (each, a “Real Property Lease”).

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, with respect to the Owned Real Property, (i) (A) the Company or a Subsidiary of the Company has good and marketable title to the Owned Real Property, free and clear of all Liens except for Permitted Liens, (B) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any Owned Real Property, and (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein, (ii) the Company has made available to Parent true, correct and complete copies of the deeds and other instruments (as recorded) in its possession by which the Company or any of its Subsidiaries acquired the Owned Real Property and copies of all title insurance policies and surveys in the possession of such party and relating to the Owned Real Property, and (iii) to the Knowledge of the Company, none of the Company or any of its Subsidiaries has done anything to invalidate or limit the coverage afforded by such title insurance policies or made any claims for loss, damage, or indemnification against the title company under such title insurance policies.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries have valid leasehold interests in the Leased Real Property leased by them under each Real Property Lease, in each case, free and clear of all Liens except for Permitted Liens. The Company has made available to Parent true, correct and complete copies of the Real Property Leases (including all amendments and modifications thereto).

(c) The Company has not received written notice of any material violation of any Laws or of any material eminent domain, condemnation or other similar proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the Owned Real Property or the Leased Property.

(d) To the Knowledge of the Company, each parcel of Owned Real Property is adequately served by proper utilities and other building services necessary for its current use and all of the buildings and structures located at the parcels of Owned Real Property are structurally sound with no material defects that are not being addressed in the ordinary course and are in good operating condition in all material respects. The Company or any of its Subsidiaries has the right to access a public road or other means of lawful access to and from the Owned Real Property.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid title to all the personal properties and assets reflected on the March 31, 2014 balance sheet as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are material to the Company and its Subsidiaries taken as a whole (except for properties and assets that have been disposed of since the date thereof).

Section 3.18 Company Material Contracts.

(a) Section 3.18(a) of the Company Disclosure Letter lists the following contracts to which the Company or any of its Subsidiaries is a party or may be otherwise bound by as of the date of this Agreement, other than the Company Benefit Plans, the Company Insurance Policies, this Agreement and the other agreements entered into in connection with the transactions contemplated herein (the “Company Material Contracts”):

(i) any contract containing (A) any right of any exclusivity in favor of the other parties thereto and involving aggregate payments in any calendar year to or from the Company or any Subsidiary thereof in excess of $2,000,000 or (B) any covenant limiting, to a degree that is material to the Company and its Subsidiaries, taken as a whole, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or in any geographic area;

(ii) each contract that creates, governs or controls any material partnership, joint venture or other similar arrangement with respect to the Company or any of its Subsidiaries;

(iii) each contract that (A) provides for or relates to Indebtedness of the Company or its Subsidiaries having an outstanding amount in excess of $1,000,000 under such contract (other than any Indebtedness between or among any of the Company and any of its wholly-owned Subsidiaries, including any performance guarantee made by the Company or any of its wholly-owned Subsidiaries on behalf of any direct or indirect wholly-owned Subsidiary of the Company) (a “Debt Agreement”), (B) grants a Lien, other than a Permitted Lien, on any property or asset of the Company or its Subsidiaries that taken as a whole is material to the Company and its Subsidiaries, taken as a whole, (C) restricts the granting of Liens on any property or asset of the Company or its Subsidiaries that taken as a whole is material to the Company and its Subsidiaries, taken as a whole (except for leases, license and contracts relating to Indebtedness), or the incurrence or guaranteeing of any Indebtedness, (D) provides for or relates to any material interest, currency or hedging, derivatives or similar contracts or arrangements or (E) restricts payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries;

(iv) each contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement pursuant to which any material earn-out, deferred or contingent payment, indemnification, or other material obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties that survive indefinitely or for periods equal to a statute of limitations);

(v) each contract, taking into account all purchase orders under such contract, that involved aggregate payments to or from the Company or any Subsidiary thereof during the twelve-month period ended March 31, 2014 of $10,000,000 or more, except for any such contract that may be cancelled without material liability by the Company or any Subsidiary thereof upon notice of 90 days or less;

(vi) each contract with a Governmental Entity for aggregate consideration in excess of $5,000,000;

(vii) each contract for the employment of any employee, director, officer or other Person on a full-time, part-time, consulting or other basis providing for annual base compensation in excess of $150,000 or containing any non-competition or non-solicitation provisions in favor of the Company or any of its Subsidiaries; and

(viii) each contract that grants any (A) put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, or (B) any rights of first refusal, rights of first offer or other similar rights to, in each case with respect to any material asset of the Company or its Subsidiaries.

(b) Each Company Material Contract is valid and binding on the Company or one of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except to the extent such Company Material Contract has previously expired in accordance with its terms or as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, the other parties thereto, is in violation of, or default under, any provision of any Company Material Contract, and to the Knowledge of the Company, no party to any Company Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to result in a default under the provisions of such Company Material Contract, except in each case for such violations, defaults, acts, events or failures as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.19 Insurance. Section 3.19 of the Company Disclosure Letter sets forth a list of all material insurance policies with respect to which the Company or any of its Subsidiaries is a “named insured” or otherwise the beneficiary of coverage (collectively, the “Company Insurance Policies”). Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) each Company Insurance Policy is in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach or default (including any breach or default with respect to the giving of notice) of any Company Insurance Policy. To the Knowledge of the Company, all claims, and events that would reasonably be expected to result in claims covered by the Company Insurance Policies have been properly reported to the applicable insurer(s) and no insurer of any Company Insurance Policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination with respect to any Company Insurance Policy has been received by the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such action has been threatened.

Section 3.20 Opinion of Financial Advisors. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BAML”) has delivered to the Special Committee, on or prior to the date hereof, its opinion to the effect that, as of the date of such opinion, subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by holders of Shares (other than the Rollover Investors) is fair, from a financial point of view, to such holders. A true, correct and complete copy of such opinion has been provided to Parent, solely for information purposes.

Section 3.21 Finders or Brokers; Fees. No broker, investment banker, financial advisor or other Person, other than BAML, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date hereof, the Company has made available to Parent a true and correct copy of the engagement letter between the Company and BAML.

Section 3.22 Required Vote of Company Shareholders. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares entitled to vote, in favor of the adoption of this Agreement (the “Shareholder Approval”) at the Company Meeting, or any adjournment or postponement thereof, is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries necessary to approve this Agreement and the transactions contemplated herein.

Section 3.23 Takeover Laws. The Company is not subject to the prohibitions on certain business combinations set forth in Article 9 or Article 9A of the NCBCA. The Company does not have in effect any shareholder rights plan, “poison pill” or similar plan or arrangement.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or any certificate delivered in connection with the Closing, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, jointly and severally, as set forth in this Article IV; provided that such representations and warranties by Parent and Merger Sub are qualified in their entirety by reference to the disclosure set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). Each disclosure set forth in the Parent Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made.

Section 4.1 Organization and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of its respective jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where applicable as a legal concept) as a foreign company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not or would not reasonably be expected to, individually or in the aggregate, impair, prevent or materially delay the ability of each of Parent and Merger Sub to perform its obligations under this Agreement. Parent has made available to the Company prior to the date of this Agreement a true, complete and correct copy of the certificate of incorporation and bylaws or other equivalent organizational documents of each of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2 Corporate Authority and Approval. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, subject, in the case of the Merger, to (a) the adoption of this Agreement by Parent, as sole shareholder of Merger Sub, which approval shall be obtained immediately following execution of this Agreement, and (b) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Articles of Merger, (ii) the filing of the pre-merger notification report under the HSR Act and any foreign antitrust filings as the Company and Parent determine are required to be filed (and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Entity, or expirations or terminations of waiting periods, required in connection with the foregoing), (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3 with the SEC, (iv) compliance with any applicable foreign or state securities or blue sky laws, and (v) compliance with the rules and regulations of the NYSE (collectively, clauses (i) through (vi), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, impair, prevent or materially delay the ability of Parent or Merger Sub to perform its obligations under this Agreement.

(b) Assuming receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated herein do not and will not (i) conflict with, or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, impair, prevent or materially delay the ability of Parent or Merger Sub to perform its obligations under this Agreement.

Section 4.4 Investigations; Litigation. As of the date hereof, to the Knowledge of Parent, there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any

Governmental Entity with respect to Parent or any of its Subsidiaries which would, individually or in the aggregate, impair, prevent or materially delay the ability of Parent or Merger Sub to perform its obligations under this Agreement, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would, individually or in the aggregate, impair, prevent or materially delay the ability of Parent or Merger Sub to perform its obligations under this Agreement.

Section 4.5 Proxy Statement; Other Information. None of the information supplied in writing by Parent or its Subsidiaries or Affiliates to be included in the Proxy Statement or the Schedule 13E-3 will, assuming the Company’s compliance with its obligations under Section 5.4, at the time the Proxy Statement or the Schedule 13E-3 is filed with the SEC, or at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by Parent or its Subsidiaries or Affiliates with respect to any other statements made in the Proxy Statement or the Schedule 13E-3.

Section 4.6 Financing.

(a) Parent has received and accepted an executed commitment letter dated as of the date hereof (the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to lend amounts set forth therein (the “Debt Financing Commitments”). The Debt Financing Commitments pursuant to the Debt Commitment Letter are collectively referred to in this Agreement as the “Debt Financing.”

(b) Parent has received and accepted (i) the Equity Commitment Letter from the Equity Investor pursuant to which the Equity Investor has agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein (the “Equity Financing Commitment”) and (ii) an executed Rollover Contribution Agreement dated as of the date hereof (the “Rollover Contribution Agreement” and, together with the Debt Commitment Letter and the Equity Commitment Letter, the “Commitment Letters”) from the Rollover Investors pursuant to which the Rollover Investors have committed, subject to the terms and conditions thereof, to transfer, contribute and deliver to Parent the Rollover Shares (the “Rollover Investment” and, together with the Debt Financing Commitments and the Equity Financing Commitment, the “Financing Commitments”). The equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Equity Financing.” The Equity Financing, the Debt Financing and the Rollover Investment are collectively referred to as the “Financing.” Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and the fee letter referenced in the Debt Commitment Letter (the “Fee Letter”) (except that the fee amounts and other economic provisions (none of which would adversely affect the amount or availability of the Debt Financing) set forth therein have been redacted). There are no agreements, side letters or arrangements, other than the Commitment Letters and the Fee Letter, to which Parent or Merger Sub or any of their Affiliates is a party relating to any of the Financing Commitments that would adversely affect the availability of the Financing.

(c) Except as expressly set forth in the Commitment Letters and the Fee Letter, there are no conditions precedent to the obligations of the Lenders, the Equity Investor or the

Rollover Investors to provide the Financing or any contingencies that would permit the Lenders, the Equity Investor or the Rollover Investors to reduce the total amount of the Financing. Assuming the satisfaction of the conditions set forth in Section 6.1 and 6.3 and the completion of the Marketing Period, Parent does not have any reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the Closing Date.

(d) Assuming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b), the Financing, when funded in accordance with the Commitment Letters, will provide Parent with cash proceeds on the Closing Date (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter and the Fee Letter) sufficient for the satisfaction of Parent’s and Merger Sub’s obligations to pay (i) the aggregate Merger Consideration, the Option Consideration, the RSU Award Consideration and the Restricted Shares Consideration, (ii) any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation and (iii) all other amounts required to be paid by Parent or Merger Sub hereunder or incurred by Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(e) As of the date hereof, the Commitment Letters are (i) valid and binding obligations of Parent and any Parent Affiliates party thereto and, to the Knowledge of Parent, of each of the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law) and (ii) in full force and effect. As of the date hereof, to the Knowledge of Parent, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to result in a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Commitment Letters. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. None of the Commitment Letters has been modified, amended or altered as of the date hereof, none of the Commitment Letters will be amended, modified or altered at any time through the Closing, except as permitted by Section 5.12(b), and as of the date hereof, none of the respective commitments under any of the Commitment Letters have been reduced, withdrawn or rescinded in any respect.

(f) Without limiting Section 8.5(b), in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

(g) Neither Parent nor Merger Sub, nor any of their respective Affiliates, is a party to any contracts, or has made or entered into any formal or informal arrangement or other understanding (whether or not binding), with any other Person that prohibits such Person from providing any other Person with financing or other potential sources of capital (whether equity, debt, rollover or a hybrid thereof) in connection with the Merger or any other transaction contemplated by this Agreement.

Section 4.7 Capitalization of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent.

Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may, directly or indirectly, acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger Agreement and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Financing and the Merger and the other transactions contemplated by this Agreement.

Section 4.8 Certain Arrangements. Other than the Rollover Contribution Agreement and the Voting Agreement or as set forth in Section 4.8 of the Parent Disclosure Letter, there are no material contracts, undertakings, commitments, agreements, obligations, arrangements or understandings, whether written or oral, between Parent, Merger Sub, the Equity Investor or any of their respective Affiliates or, to the Knowledge of Parent, the Rollover Investors or any of their respective Affiliates on the one hand, and any beneficial owner of outstanding Shares or any member of the Company’s management or the Company Board, on the other hand, relating in any way to (i) the Shares, the transactions contemplated by this Agreement or employment or (ii) the ownership or operations of the Company after the Effective Time that would require disclosure in the Proxy Statement or the Schedule 13E-3.

Section 4.9 Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly (including pursuant to a derivatives contract), any shares of Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock except pursuant to this Agreement or agreements to which the Company is a party.

Section 4.10 Solvency. On the Closing Date, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger and the Financing) and assuming (a) the accuracy in all material respects of the representations and warranties contained in Article III (without giving effect to any materiality, “Company Material Adverse Effect” or Knowledge qualification), (b) the satisfaction of the conditions set forth in Section 6.1 and 6.3 and (c) that all estimates, projections and other forecasts and plans of the Company provided to Parent were prepared in good faith by the Company using all material information reasonably available to the Company for such purpose at the time of such preparation and based upon assumptions that were and continue to be reasonable:

(x) the fair saleable value (determined on a going concern basis) of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, will be greater than the total amount of their liabilities, taken as a whole, (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(y) the Surviving Corporation and its Subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due; and

(z) the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the businesses in which they are engaged.

Section 4.11 Finders or Brokers. None of Parent, the Equity Investor, the Rollover Investors or any of their respective Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger that the Company or any of its Subsidiaries would be responsible to pay in the event the Merger is not consummated.

Section 4.12 No Competing Businesses. None of Parent’s Affiliates (including the Equity Investor and its Affiliates) or other Entity within the same Person as Parent are engaged in, and none of Parent nor any of its Affiliates (including the Equity Investor and its Affiliates) or other Entity within the same Person as Parent beneficially owns any equity interests or voting securities (including any equity interests or voting securities that may be acquired through the conversion or exchange of securities or the exercise of options, warrants or other rights) in excess of 4.9% of the outstanding capital stock of any Person engaged in any business that derives a substantial portion of its revenue from a line of business within the Company principal lines of business. As used in this Section 4.12, the terms “Entity” and “Person” have the respective meanings given to such terms in the rules promulgated under the HSR Act.

Section 4.13 Investigation; No Other Representations and Warranties.

(a) Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access for such purposes. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective Affiliates, shareholders, controlling persons or Representatives, that are not expressly set forth in this Agreement or the agreements listed on Section 4.13(a) of the Parent Disclosure Letter, whether or not such representations, warranties or statements were made in writing or orally. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective Affiliates, shareholders, controlling persons or Representatives, shall have no liability or responsibility whatsoever to Parent, Merger Sub or their respective Affiliates, shareholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered in connection with this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data room, management presentation, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, or their respective Affiliates, shareholders, controlling persons or Representatives, except (i) with respect to the Company, for the representations and warranties of the Company expressly set forth in Article III (subject to the qualifications set forth therein) and any certificates delivered by or on behalf of the Company at the Closing in connection with the Merger and any disclosures related thereto set forth in the Company Disclosure Letter and the Company SEC Documents and (ii) with respect to the Company’s shareholders, any letter of transmittal delivered in connection with the Merger and any agreements listed on Section 4.13(a) of the Parent Disclosure Letter. For the avoidance of doubt, Parent, Merger Sub, the Equity Investor and the Rollover Investors have made certain representations and warranties to each in the agreements listed on Section 4.13(a) of the Parent Disclosure Letter.

(b) Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article III (subject to the qualifications set forth therein and the expiration thereof at the Effective Time) and in any certificates delivered by or on behalf of the Company at the Closing in connection with the Merger, (i) the Company does not make, and has not made, any representations or warranties relating to itself or its Subsidiaries or their respective businesses or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty will not be relied upon by Parent or Merger Sub as having been authorized by such party and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives by or on behalf of the Company, oral or written, are not and shall not be deemed to be or include representations or warranties.

Section 4.14 Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and correct copy of the executed Limited Guarantee. As of the date hereof, the Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Equity Investor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, and has not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to result in a default on the part of the Equity Investor under the Limited Guarantee.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to conduct the Company’s and each such Subsidiary’s business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve in all material respects its business organization and maintain in all material respects existing relations and goodwill with Governmental Entities, customers, suppliers, creditors, lessors, officers and employees.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), between the date hereof and the earlier of the Effective Time and the Termination Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to (it being understood and hereby agreed that if any action is expressly permitted by any of the following clauses or such action is specifically set forth on Section 5.1(b) of the Company Disclosure Letter, such action shall be expressly permitted under Section 5.1(a)):

(i) amend its articles of incorporation or bylaws or other applicable governing instruments;

(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of the Company or any of its subsidiaries except as permitted by this Agreement;

(iii) issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire (or valued, in whole or in part, in reference to), any shares of capital stock or equity interests of the Company or any of its Subsidiaries or create any non-wholly owned Subsidiaries of the Company (other than (A) the issuance of Shares upon the settlement of Company Options or Company RSU Awards outstanding as of the date hereof or (B) by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company in the ordinary course of business);

(iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests (except dividends or other distributions paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business);

(v) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its equity securities or any rights, warrants or options to acquire any such shares or other equity securities, other than in the ordinary course of business and consistent with past practices, and in each case, (A) in connection with the issuance of Shares upon the net exercise of Company Options or net settlement of Company RSU Awards (including in connection with withholding for Taxes) outstanding as of the date hereof or upon the forfeiture, cancellation, retirement or other deemed acquisition of awards issued under the Company Benefit Plans not involving any payment of cash or other consideration therefor, (B) in satisfaction of obligations pursuant to contracts existing as of the date hereof and set forth on Section 5.1(b)(v) of the Company Disclosure Letter (true, correct and complete copies of which have been provided to Parent prior to the date hereof), or (C) in transactions solely between the Company and any direct or indirect wholly-owned Subsidiaries of the Company or among direct or indirect wholly-owned Subsidiaries of the Company;

(vi) make any acquisition (whether by merger, consolidation, or acquisition of stock or assets) of any interest in any Person or any division or assets thereof in any transaction or series of related transactions, other than (A) acquisitions pursuant to contracts in effect as of the date of this Agreement and set forth on Section 5.01(b)(vi) of the Company Disclosure Letter, true, correct and complete copies of which have been provided to Parent prior to the date hereof, (B) purchases of supplies in the ordinary course of business and consistent with past practice or (C) acquisitions in consideration of forbearance on, or restructuring, of existing loans to or payment obligations from third parties with respect to those contracts disclosed in Section 5.1(b)(vi) of the Company Disclosure Letter;

(vii) become an obligor under any surety bonds or other guarantees of performance, other than those entered into after the date hereof in the ordinary course of business and consistent past practice;

(viii) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business), other than loans, advances, capital contributions or investments in the ordinary course of business and consistent with past practices pursuant to contracts in effect as of the date of this Agreement and set forth on Section 5.1(b)(viii) of the Company Disclosure Letter, true, correct and complete copies of which have been provided to Parent prior to the date hereof; provided, that none of such investments may constitute a transaction of the type referred to in clause (vi) above;

(ix) make any capital expenditures, other than capital expenditures made in the ordinary course of business and consistent with past practice in an amount per fiscal quarter not to exceed $10,000,000;

(x) incur or assume any Indebtedness, other than (A) Indebtedness under the Company’s existing credit facilities in the ordinary of course of business and consistent with past practice and (B) in order to refinance any existing Indebtedness at the maturity thereof or at any time starting two (2) months prior to the date such Indebtedness would become a current liability on the balance sheet of the Company on terms substantially similar in the aggregate to the Company given then current market conditions; provided, that all such Indebtedness incurred pursuant to clauses (A) and (B) may be repaid in full at the Closing without penalty or premium;

(xi) settle or compromise any litigation, claim or other proceeding against the Company or any of its Subsidiaries other than settlements or compromises where the amounts paid or payable by the Company or any of its Subsidiaries in settlement or compromise of any such litigation, claim or other proceeding do not exceed $1,250,000 in the aggregate, so long as such settlement or compromise (A) would not impose any material non-monetary obligations on the Company or its Subsidiaries or any of their respective assets or the conduct of any of their respective businesses and (B) is not in connection with Shareholder Litigation or any litigation, claim or other proceeding related to the transactions contemplated by this Agreement;

(xii) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any of its material assets, other than (A) sales, leases and licenses in the ordinary course of business, (B) dispositions of assets no longer used in the operation of the business, (C) sales, leases and licenses that are not material to the Company and its Subsidiaries, taken as a whole, or (D) factoring of accounts receivable pursuant to contracts in effect as of the date of this Agreement, true, correct and complete copies of which have been provided to Parent prior to the date hereof; provided, that at least 75% of the consideration received for all such transactions in the aggregate consists of cash;

(xiii) except as required by applicable Law, (A) increase the compensation or other benefits payable or provided to the Company’s directors or executive officers (other than the payment of bonuses earned in respect of fiscal year 2014 under and in accordance with the terms of the Company’s annual management incentive plan in effect as of the date of this Agreement (based on actual performance and without exercising any positive discretion) in the ordinary course of business consistent with past practice), (B) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to the Company’s employees that are not directors or executive officers, (C) establish, adopt, enter into or materially amend any Company Benefit Plan or plan, agreement or arrangement that would have been a

Company Benefit Plan had it been in effect on the date hereof (other than the adoption of the Company’s annual management incentive plan in respect of fiscal year 2015 and the award of incentive opportunities thereunder of up to $5,906,452 in the aggregate), or (D) except pursuant to a retention plan adopted pursuant to Section 5.6(d), modify any severance, retention, change in control, pension, incentive or retirement arrangement;

(xiv) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of its Subsidiaries (other than (A) the Merger or (B) the matters set forth on Section 5.1(b)(xiv) of the Company Disclosure Letter);

(xv) make or change any material Tax election, adopt or change any material accounting method with respect to Taxes, change any annual Tax accounting period, file any material amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any predecessor provision or similar provision of state, local or foreign Law) with respect to Taxes, settle or compromise any proceeding with respect to any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, seek any Tax ruling from any taxing authority, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xvi) enter into, or amend in a manner materially adverse to the Company or its Subsidiaries, any Related Party Transaction;

(xvii) (A) materially amend or modify, terminate or grant a waiver of any material rights under any Company Material Contract (other than in the ordinary course of business in the case of contracts described in clauses (i), (iii), (v), (vi) or (vii) of the definition of such term; provided that, in the case of contracts described in clause (vii) of such definition, this clause (xvii) shall not supersede clause (xiii) above) or (B) enter into a new contract (other than in the ordinary course of business in the case of contracts described in clauses (i), (v), (vi) or (vii) of the definition of such term) that (x) would have been a Company Material Contract if it had been in effect on the date hereof or (y) contains, unless required by applicable Law, a change in control provision in favor of the other party or parties thereto that would prohibit, or give such party or parties a right to terminate such agreement as a result of, the Merger or would otherwise require a material payment to or give rise to any material rights to such other party or parties in connection with the transactions contemplated hereby;

(xviii) fail to maintain in full force and effect any Company Insurance Policies or replacements therefor in a form and amount consistent with past practice;

(xix) except as may be required by a change in GAAP, make any material change in its financial accounting principles, policies, or practices; or

(xx) agree, authorize or commit to do any of the foregoing.

(c) From and after the date hereof and prior to the Effective Time or the Termination Date, if any, and except (i) as may be otherwise required by applicable Law or (ii) as expressly contemplated or permitted by this Agreement, Parent and Merger Sub shall take no action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby.

Section 5.2 Access; Confidentiality.

(a) Subject to compliance with applicable Laws, the Company shall afford to Parent, Merger Sub and the Lenders and to its and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Parent Representatives”), upon written request, reasonable access during normal business hours, during the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, employees, properties, assets, liabilities, contracts, commitments, books and records, including for the purpose of conducting any non-invasive “Phase I” type environment assessment or audit (which shall not include the taking of soil, groundwater, surface water, air or building material samples or other invasive testing), other than, subject to Section 5.3, any such matters that relate to the negotiation and execution of this Agreement, or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions. The foregoing notwithstanding, the Company shall not be required to afford such access if and to the extent it would (i) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) violate any of the Company’s or its Subsidiaries’ obligations with respect to confidentiality, so long as the Company shall have used commercially reasonable efforts to obtain the consent of such third party to afford such access, (iii) on the advice of counsel, be reasonably likely to result in the loss of privilege or trade secret protection to the Company or any of its Subsidiaries or (iv) reasonably be expected to result in a violation of any applicable Law; provided, however, that in each case, the Company uses commercially reasonable efforts to minimize the effects of such restriction or to provide a reasonable alternative to such access. In the event that the Company does not provide access or information in reliance on the preceding sentence, the Company shall provide notice to Parent that such access or information is being withheld and the Company shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.

(b) Parent hereby agrees that all information provided to it, Merger Sub, any Lender or any Parent Representatives in connection with this Agreement and the consummation of the transactions contemplated herein shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with the confidentiality agreement, dated as of April 4, 2014, between the Company and Court Square Capital Partners (the “Confidentiality Agreement”).

Section 5.3 Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on September 4, 2014 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, Affiliates, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, (ii) provide access to non-public information to any Person pursuant to a confidentiality agreement entered into by such Person containing terms that are no less favorable in the aggregate to the Company or more favorable to such Person than those contained in the Confidentiality Agreement (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly make available (and in any event within 48 hours) to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries or access that is provided to any Person given such access that was not previously made available to Parent or Merger Sub and (iii) subject to the preceding clause (ii), engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal; provided, that neither the Company nor its Subsidiaries shall take any actions that would have the effect of limiting in any way Parent’s rights under Sections 5.3(e) and 5.3(f). No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Person or group of Persons from whom the Company received an Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, and provide to Parent (x) a copy of any Acquisition Proposal made in writing and any other written terms or proposals provided (including financing commitments) to the Company or any of its Subsidiaries and (y) a written summary of the material terms of any Acquisition Proposal not made in writing (including any terms proposed orally or supplementally).

(b) Except as expressly permitted by this Section 5.3, immediately following the No-Shop Period Start Date, the Company shall, and shall cause each of its Subsidiaries and any of their respective Representatives to, cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons with respect to any Acquisition Proposal and use reasonable best efforts to require the immediate return or destruction of all confidential information previously furnished.

(c) Except as expressly permitted by this Section 5.3, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to direct and cause its Representatives not to, (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes or could reasonably be expected to result in an Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, an Acquisition Proposal or any proposal or offer that constitutes, or could reasonably be expected to result in an Acquisition Proposal or (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Proposal or requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary contained herein, at any time following the No-Shop Period Start Date and prior to the time the Shareholder Approval is obtained, if the Company receives an Acquisition Proposal from any Person that did not result from a breach of Sections 5.3(b) or (c), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide information (including any non-public information) regarding, and afford access to, the business, properties, assets, books, records and personnel of, the Company and its

Subsidiaries to such Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided, that the Company shall promptly (and in any event with 24 hours) make available to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent or Merger Sub and (ii) the Company and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Acquisition Proposal, if and only to the extent that prior to taking any action described in clauses (i) or (ii) above, the Company Board or the Special Committee determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and after consultation with its outside legal counsel and outside financial advisors that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal. Notwithstanding anything else contained herein to the contrary, until 11:59 p.m. on September 17, 2014, the Company and its Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 5.3(a) (subject to the limitations and obligations set forth therein) with, and the restrictions in Section 5.3(b) and Section 5.3(c) shall not apply to, any Excluded Party, including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date.

(e) Following the No-Shop Period Start Date, the Company shall promptly (and in any event within 48 hours after receipt), notify Parent both orally and in writing of the receipt of any Acquisition Proposal, any inquiries that would reasonably be expected to result in an Acquisition Proposal, or any request for information from, or any negotiations sought to be initiated or resumed with, either the Company or its Representatives concerning an Acquisition Proposal, which notice shall include (i) a copy of any Acquisition Proposal (including any financing commitments) made in writing and other written terms or proposals provided to the Company or any of its Subsidiaries and (ii) a written summary of the material terms of any Acquisition Proposal not made in writing or any such inquiry or request. The Company shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of any material developments, material discussions or material negotiations regarding any Acquisition Proposal, inquiry that would reasonably be expected to result in an Acquisition Proposal, or request for non-public information and, upon the reasonable request of Parent, shall apprise Parent of the status of any discussions or negotiations with respect to any of the foregoing. Notwithstanding anything herein to the contrary, none of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information or the information contemplated by the last sentence of Section 5.3(a) to Parent.

(f) Except as set forth in this Section 5.3(f), neither the Company Board nor any committee thereof (including the Special Committee) shall (i) change, withhold, withdraw, qualify or modify (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Recommendation with respect to the Merger, (ii) fail to include the Recommendation in the Proxy Statement, (iii) approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, an Acquisition Proposal, (iv) authorize, adopt, approve or propose to authorize, adopt or approve, an Acquisition Proposal, or cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement or (v) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement (any of the foregoing, a “Change of Recommendation”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Shareholder Approval is obtained (but not after), the Company Board may effect a Change of Recommendation if the Company receives an Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel and upon recommendation thereof by the Special Committee) constitutes a Superior Proposal and/or authorize, adopt, approve, propose to authorize, adopt or approve, or cause or permit the Company to enter into, the Alternative Acquisition Agreement associated with such Superior Proposal; provided, however, that the Company Board may only take the actions described in the foregoing clause if the Company terminates this Agreement pursuant to Section 7.1(c)(ii) concurrently with entering into such Alternative Acquisition Agreement and pays the applicable Company Termination Payment and Company Expense Payment in compliance with Section 7.3 and if:

(w) the Company shall have provided prior written notice to Parent of the Company Board’s intention to take such actions at least four (4) Business Days in advance of taking such action, which notice shall specify the material terms of the Acquisition Proposal received by the Company that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Acquisition Proposal and other material documents (including any financing commitments with respect to such Acquisition Proposal) and any arrangements with the Rollover Investors or any of their Affiliates;

(x) after providing such notice and prior to taking such actions, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement and the Financing as would permit the Company Board not to take such actions;

(y) the Special Committee and the Company Board shall have considered in good faith any changes to this Agreement and the Financing or other arrangements that may be offered in writing by Parent by 5:00 PM Eastern Time on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (1) after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Change of Recommendation and (2) after consultation with outside counsel and its financial advisors, that the Acquisition Proposal received by the Company would continue to constitute a Superior Proposal, in each case, if such changes offered in writing by Parent were given effect; and

(z) the Acquisition Proposal to which this provision applies is thereafter modified in any material respect by the party making such Acquisition Proposal, the Company provides written notice of such modified Acquisition Proposal to Parent and shall again comply with clauses (w), (x) and (y) above and provides Parent with an additional two (2) Business Days’ notice prior to effecting any Change of Recommendation or effecting a termination pursuant to Section 7.1(c)(ii) (and shall do so for each subsequent modification).

(g) Subject to the proviso in this Section 5.3(g), nothing contained in this Section 5.3 shall be deemed to prohibit the Company, the Company Board, the Special Committee or any other committee of the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with respect to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders), or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of the Company in connection with the making or amendment of a tender offer or exchange offer); provided, that neither the Company Board nor any committee thereof shall effect a Change of Recommendation unless the applicable requirements of Section 5.3(f) shall have been satisfied. Actions permitted under this Section 5.3(g) shall not be a basis for Parent or Merger Sub to terminate this Agreement pursuant to Section 7.1(d)(ii).

(h) As used in this Agreement, “Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company (in each case where the owners of at least 20% of the voting power of the Common Stock prior to such transaction cease to own at least 20% of the voting power of common stock of the surviving entity in such transaction), (ii) the direct or indirect acquisition by any Person of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, on a consolidated basis or assets of the Company and its Subsidiaries representing twenty percent (20%) or more of the consolidated revenues or net income (including, in each case, securities of the Company’s Subsidiaries), or (iii) the direct or indirect acquisition by any Person of twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Shares with twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock.

(i) As used in this Agreement, “Excluded Party” means any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received prior to the No-Shop Period Start Date a written Acquisition Proposal that the Special Committee determines in good faith, after consultation with outside counsel and its financial advisors, is or would reasonably be expected to result in a Superior Proposal; provided that if the Company provides notice to Parent that it is no longer engaged in negotiations with any Excluded Party then there shall no longer be any Person or group of Persons considered to be an Excluded Party.

(j) As used in this Agreement, “Superior Proposal” means an Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Company Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor) is more favorable to the Company’s shareholders (other than the Rollover Investors) than the Merger and the other transactions contemplated by this Agreement, taking into account, among other things, all of the terms and conditions of such Acquisition Proposal (including the financing, likelihood and timing of consummation thereof) and this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Acquisition Proposal under the provisions of Section 5.3(f) or otherwise).

Section 5.4 Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, subject to the receipt from Parent and Merger Sub of the information described in the second sentence of this clause (a), the Company shall prepare the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation, and the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall jointly prepare a Rule 13E-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). Parent and Merger Sub shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time. As promptly as practicable (and in any event within the earlier of (i) twenty (20) calendar days after the No-Shop Period Start Date, or if the twentieth calendar day is not a Business Day, then the next Business Day thereafter or (ii) if the Company provides notice to Parent that it is no longer engaged in negotiations with any Excluded Party, five (5) Business Days after providing such notice) after the No-Shop Period Start Date (or such earlier date as the Company determines in its sole discretion), subject to the receipt from Parent and Merger Sub of the information described in the second sentence of this clause (a), the Company shall file the Proxy Statement with the SEC, and the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall jointly file the Schedule 13E-3 with the SEC.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement, the Schedule 13E-3 or the transaction contemplated hereby. The Company shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, Parent as provided by this Section 5.4(b)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and each of the Company and Parent shall thereafter use their respective reasonable best efforts to respond (with the assistance of, and after consultation with, each other as provided by this Section 5.4(b)) as promptly as practicable to any comments of the SEC with respect to the Schedule 13E-3. If, at any time prior to the Company Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that the Proxy Statement or the Schedule 13E-3 or the other filings related thereto shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or making the other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider in good faith including in such document or response comments reasonably proposed by Parent in good faith. The Company shall cause the Proxy Statement to be mailed or made available to holders of Common Stock as of the record date established for the Company Meeting as promptly as practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement, or 10 days after filing if no comment from the SEC; provided, that the Company shall not be required to mail or make available the Proxy Statement prior to the No-Shop Period Start Date.

Section 5.5 Shareholders Meeting. Subject to the other provisions of this Agreement, the Company shall take all action necessary in accordance with the NCBCA and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the mailing of the Proxy Statement for the purpose of obtaining the Shareholder Approval (the “Company Meeting”); provided that the Company may postpone or adjourn the Company Meeting (a) with the consent of Parent, (b) for the absence of a quorum or to solicit more proxies or (c) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Meeting. The Company shall, through the Company Board and the Special Committee, but subject to the right of the Company Board or the Special Committee to make a Change of Recommendation pursuant to Section 5.3, provide the Recommendation and shall include the Recommendation in the Proxy Statement, and, unless there has been a Change of Recommendation pursuant to Section 5.3, the Company shall use commercially reasonable efforts to solicit proxies in favor of the Shareholder Approval. Parent and its Representatives shall have the right to solicit proxies in favor of the Shareholder Approval.

Section 5.6 Employee Matters.

(a) For a period of one (1) year following the Effective Time (but not beyond the date on which the applicable individual’s employment with the Company, the Surviving Corporation or their respective Subsidiaries terminates), Parent shall provide, or shall cause to be provided, to each current (as of the Effective Time) employee of the Company or its Subsidiaries (collectively, the “Company Employees”), other than Company Employees covered by a collective bargaining agreement (i) base salary or hourly wage (as applicable) and target cash bonus opportunities that are substantially similar in the aggregate to those that were provided to the Company Employee immediately before the Effective Time and (ii) all other compensation and benefits (excluding equity-based compensation, change in control benefits and any defined benefit pension plans) that are substantially similar in the aggregate to the compensation and benefits that were provided to the Company Employee immediately before the Effective Time (excluding equity-based compensation, change in control benefits and any defined benefit pension plans). Notwithstanding the foregoing, if providing such benefits would result in a violation of applicable law or adverse tax consequences, then such benefits will not be required to be provided and will not be taken into account in determining whether post-closing compensation and benefits are substantially similar in the aggregate to compensation and benefits immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, (x) Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, provide to each Company Employee (other than those who are entitled to severance benefits under a collective bargaining agreement) whose employment terminates involuntarily during the one-year period following the Effective Time severance benefits (other than relating to equity awards) equal to (and on the same terms as) the severance benefits provided for under the Company Benefit Plans covering such Company Employee that are severance arrangements (disregarding the vesting, settlement, exercisability or other features regarding equity awards), as in effect on the date of this Agreement and (y) during such one-year period following the Effective Time, severance benefits offered to each Company Employee shall be determined without taking into account any reduction after the Effective Time in base salary paid to such Company Employee.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits, but not for benefit accrual purposes) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective

Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to any equity-based compensation, with respect to benefit accruals under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision, disability and/or life benefits to any Company Employee, Parent shall (or shall cause one of its Subsidiaries to) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents (but only to the extent that such pre-existing condition restrictions or actively at work requirements did not apply to such Person under the comparable Company Benefit Plan that he or she was participating in prior to being covered under such New Plan), and Parent shall cause (or shall cause its Subsidiaries to cause) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the plan year in which such Company Employee commences participation in such New Plan as if such amounts had been paid in accordance with such New Plan. This Section 5.6(b) shall not apply to individuals receiving benefits covered hereunder under a collective bargaining agreement.

(c) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the applicable Company Benefit Plans, will occur at or prior to the Effective Time, as applicable.

(d) Parent and the Company agree that prior to the Closing the Company may adopt a retention program for non-executive officer employees of the Company and its Subsidiaries in accordance with the terms and conditions set forth on Section 5.6(d) of the Company Disclosure Letter. From and after the Effective Time, Parent shall cause the Surviving Corporation, its Subsidiaries and any successors thereto to assume, honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under such program in accordance with the terms and conditions of any agreements or arrangements entered into thereunder (but only to the extent such agreements and arrangements are consistent with Section 5.6(d) of the Company Disclosure Letter).

(e) Notwithstanding anything contained herein to the contrary, (i) nothing in this Agreement shall obligate Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to employ (or continue to employ) any employee for any period of time and (ii) the Company, the Surviving Corporation and their respective Subsidiaries shall not be required to continue any Company Benefit Plan after the Closing, and any Company Benefit Plan may be amended or terminated in accordance with its terms and applicable Law. No provision in this Section 5.6 shall: (x) create any third party beneficiary or other rights or remedies in any current or former employee, director, officer, consultant, independent contractor or other service provider (including any beneficiary or dependent thereof) of the Company, the Surviving Corporation or any of their respective Subsidiaries or any other Person other than the parties to this Agreement and their respective successors and permitted assigns, (y) constitute or create an employment contract or rights to continued employment with Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries, or (z) constitute or be deemed to constitute an amendment, termination or modification of any Company Benefit Plan, New Plan or any other employee benefit plan sponsored or maintained by Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries.

(f) The Company shall take all actions necessary to (i) suspend all outstanding purchase rights and all participant contributions to the ESPP for the period beginning on the date hereof and ending on the earlier of the Effective Time or the Termination Date, if any, and (ii) refund all participant contributions held under the ESPP immediately prior to the Effective Time.

Section 5.7 Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts with respect to (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including, in connection with any Regulatory Law (all of the foregoing, collectively, the “Governmental Consents”), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; provided, that no party shall be required to pay (and the Company or any of its Subsidiaries shall not pay or agree to pay without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed) any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall cooperate with each other in (i) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any Governmental Entities (including in any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) and (ii) to the extent not made prior to the date hereof, timely making or causing to be made all such applications and filings as reasonably determined by Parent and the Company as promptly as practicable or as required by the Law of the jurisdiction of the Governmental Entity. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Entity, including by complying at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Governmental Consent and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice, or any other Governmental Entity in connection with such applications or filings or the Merger. Without limiting the foregoing, Parent and Merger Sub shall cause the Equity Investor to supply, as promptly as reasonably practicable, such reasonable information, documentation, other material or testimony that may be requested by any such Governmental Entity with respect to the Equity Investor in connection with such Governmental Consents.

(c) Without limiting any of its other obligations hereunder, the Company, Parent and Merger Sub shall take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities, or competition authorities of any other nation or other jurisdiction (including multinational or supranational), or any other Person, may assert under any Regulatory Law with respect to the transactions contemplated herein, and to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity with respect to the Merger, in each case so as to enable the Merger and the transactions contemplated by this Agreement to occur as soon as possible (taking into account the other conditions to Closing set forth in Sections 6.1, 6.2, and 6.3 and the Marketing Period) (and in any event no later than the Outside Date) by proposing, negotiating, committing to and effecting, by agreement, consent decree, hold separate order, trust or otherwise, (i) the sale, divestiture or disposition of such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries) or behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries), (ii) the creation or termination of relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries and (iii) any other actions that would limit the freedom of action of Parent, the Company or any of their respective Subsidiaries or affiliates with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Company’s or the Surviving Corporation’s) assets, businesses, services, products or product lines, in each case as may be required in order to obtain all required Governmental Consents as promptly as practicable (including expirations or terminations of waiting periods whether imposed by Law or agreement) and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the Merger or the transactions contemplated by this Agreement or delaying any of the foregoing beyond the Outside Date (each of (i), (ii) and (iii), a “Divestiture Action”). Neither the Company nor any of its Subsidiaries shall, without Parent’s prior written consent, and neither Parent nor any of its Subsidiaries shall, without the Company’s prior written consent, discuss or commit to any extension of any waiting period under any Regulatory Law or any agreement not to consummate the Merger or any of the other transactions contemplated by this Agreement. None of Parent, Merger Sub or the Company shall be required to take any action pursuant to this Section 5.7 unless it is expressly conditioned on the effectiveness of the Merger. Notwithstanding anything to the contrary in this Agreement, (x) neither Parent or Merger Sub nor any of their respective Affiliates or portfolio companies in which the Equity Investor or any of its investment fund Affiliates have made a debt or equity investment (other than such portfolio companies engaged in the same line of business as the Company or any of its Subsidiaries) shall be obligated to agree to take any action, or accept any conditions, restrictions, obligations or requirements, including any Divestiture Action, with respect to any Affiliates or portfolio companies of Parent or Merger Sub (as constituted and without giving effect to the Merger), pursuant to this Section 5.7, and (y) neither the Company nor any of its Subsidiaries shall agree without Parent’s prior written consent, to take any action, or accept any conditions, restrictions, obligations or requirements, including any Divestiture Action, with respect to the Company and its Subsidiaries, pursuant to this Section 5.7.

(d) Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Entity, each of the Company and Parent agrees (i) to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other material actions pursuant to this Section 5.7, (ii) to furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) to keep each other apprised of the status of matters relating to the completion of the transactions contemplated therein, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Entity with respect to the Merger, (iv) to permit the other party to review and to incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining the necessary approvals for the Merger and the other transactions contemplated by this Agreement, and (v) not to participate in any meeting or discussion in person or by telephone expected to address matters related to the transactions contemplated herein with any Governmental Entity in connection with the Merger unless, to the extent not prohibited by such Governmental Entity, it gives the other party reasonable notice thereof and the opportunity to attend and observe and participate. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.7 in a manner so as to preserve any applicable privilege. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.7(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.7, if any administrative or judicial action or proceeding, including any proceeding by a Governmental Entity or any other Person is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including, without limiting the foregoing, taking the actions set forth in Section 5.7(c) (subject to the limitations set forth therein).

(f) For purposes of this Agreement, “Regulatory Law” means the Sherman Antitrust Act, 15 U.S.C. §§ 1, et seq., the Clayton Act, 15 U.S.C. §§ 12, et seq. and 29 U.S.C. §§ 52, et seq., the HSR Act, the Federal Trade Commission Act, 15 U.S.C. §§ 41, et seq., as amended, and all other federal, state, foreign, multinational or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including, without limitation, any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition and including any Laws that relate to foreign investments.

Section 5.8 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other form of antitakeover statute or regulation shall or may become applicable to the transactions contemplated herein, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated herein may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or, if not possible to eliminate, minimize the effects of such statute or regulation on the transactions contemplated herein.

Section 5.9 Public Announcements. The Company, Parent and Merger Sub shall consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity in which event such party shall use its reasonable best efforts to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided, however, that (a) the restrictions in this Section 5.9 shall not apply to the receipt and existence of an Acquisition Proposal or a Change of Recommendation and (b) each party hereto and their respective Affiliates may make statements that are substantially similar to previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 5.9. Parent and the Company agree to issue a joint press release announcing this Agreement and agree that neither party shall issue such press release without the prior consent of the other party. Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub may disclose the terms of this Agreement and the transactions contemplated hereby to their respective current and prospective Affiliates, lenders, investors and limited partners who have confidentiality obligations to Parent or Merger Sub.

Section 5.10 Indemnification and Insurance.

(a) The Surviving Corporation, Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement with the Company or any of its Subsidiaries shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, subject to compliance with applicable Law, the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers as in effect immediately prior to the Effective Time with respect to any action or omission occurring or alleged to have occurred before or at the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries.

(b) From and after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the Indemnified Parties)

each current and former director or officer of the Company or any of its Subsidiaries and each Person who served at the Company’s or any of its Subsidiaries’ request or direction, or for their benefit, as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before or at the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (or acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such services were at the request, at the direction or for the benefit of the Company); provided, that any Person to whom any funds are advanced pursuant to the foregoing must, if required by Law, provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, that if the aggregate annual premium for such insurance shall exceed 300% of the current annual premium for such insurance (which is identified on Section 5.10(c) of the Company Disclosure Letter), then Parent shall provide or cause to be provided, a policy for the applicable individuals with as much coverage as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding 300% of such current annual premium. At the Company’s option (or, if requested by Parent, the Company shall), the Company may purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated herein; provided, that the aggregate premium for such insurance policy shall not exceed 300 % of the current annual premium for such insurance. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) From and after the Effective Time, to the fullest extent permitted under applicable Law, Parent shall or shall cause to be paid all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity, advancement and other obligations provided in this Section 5.10.

(e) Solely with respect to actions or omissions occurring or alleged to have occurred before or at the Effective Time in connection with an Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries, the rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such

Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the NCBCA or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ or officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of their officers or directors, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding the fact that the Company Chairman and CEO is a Rollover Investor, this Section 5.11 shall not apply to limit the Company Chairman and CEO in his capacity as a director of the Company, Chairman of the Company Board or Chief Executive Officer of the Company.

Section 5.12 Financing.

(a) Parent shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using its reasonable best efforts with respect to, (i) maintaining in effect the Commitment Letters, (ii) negotiating definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent in all material respects with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in the Fee Letter) or, if available, on other terms that are acceptable to Parent and would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent to consummate the transactions contemplated herein and (iii) satisfying all conditions applicable to Parent and its Subsidiaries to obtaining the Financing that are within Parent or Merger Sub’s control. In the event that all conditions contained in the Debt Commitment Letter and Definitive Agreements have been satisfied (or upon funding will be satisfied), Parent and Merger Sub shall use their reasonable best efforts to timely cause the Lenders to fund the Debt Financing, as applicable.

(b) Parent and Merger Sub shall not, without the prior written consent of the Company, (i) terminate any Commitment Letter, unless such Commitment Letter is replaced in a manner consistent with the following clause (ii), or (ii) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, the Commitment Letters if such amendment, modification, waiver, or replacement (A) would (1) add any new (or adversely modify any existing) condition to the Financing Commitments or otherwise adversely affect the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or the likelihood of Parent or Merger Sub doing so or (2) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, (B) reduces the amount of the Debt Financing unless the Equity Financing and/or the Rollover Investment is increased by a corresponding amount, (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, or (D) could reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Parent and Merger Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof. Upon any such amendment, supplement or modification of the Debt Financing Commitments or the Equity Financing Commitment or the Rollover Contribution Agreement in accordance with this Section 5.12(b), the terms “Debt Financing Commitments” and “Equity Financing Commitment” and “Rollover Contribution Agreement” shall mean the Debt Financing Commitments, the Equity Financing Commitment and Rollover Contribution Agreement, respectively, as so amended, supplemented or modified or replaced.

(c) In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company of such unavailability and to the Knowledge of Parent or Merger Sub, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing (in an amount sufficient, when taken together with other sources of funds available to Parent, to replace such unavailable portion) from the same or other sources and on terms and conditions no less favorable to Parent than such unavailable Debt Financing and which would not reasonably be expected to prevent, impede or materially delay the consummation of the Financing or the transactions contemplated by this Agreement. In furtherance of and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, but the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 5.12(c)) are available on the terms and conditions described in the Debt Commitment Letter (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing. For the purposes of this Agreement, the terms “Debt Commitment Letter” “Fee Letter” and “Debt Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment or any fee letter referred to in such commitment letter with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter and Debt Financing Commitment remaining in effect at the time in question). For the purposes of this Agreement, the terms “Equity Commitment Letter” and “Equity Financing Commitment” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance herewith (and any Equity Commitment Letter and Equity Financing Commitment remaining in effect at the time in question).

(d) Parent shall provide the Company with prompt oral and written notice (i) of (A) any material breach or default by any party to any Commitment Letters or the Definitive Agreements of which Parent or Merger Sub has Knowledge or any termination of any of the Commitment Letters, (B) the receipt of any written notice or other written communication to Parent or Merger Sub from any Lender, Equity Investor, Rollover Investor or other financing source with respect to any actual or threatened breach, default (or any accusation of breach or default), termination or repudiation by any party to any Commitment Letters or the Definitive Agreements or any provision thereof or (C) any material dispute or disagreement between or among any parties to any of the Commitment Letters or the Definitive Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (ii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Letters or the Definitive Agreements; provided, however, that in no event will Parent or Merger Sub be under any obligation to disclose any information pursuant to clauses (A) or (B) that is subject to attorney-client or similar privilege if Parent and Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. In the event that Parent or Merger Sub do not provide access or information in reliance on the preceding sentence, Parent or Merger Sub shall provide notice to the Company that such access or information is being withheld and Parent and Merger Sub shall use their commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. Parent shall keep the Company reasonably informed of the status of its efforts to consummate the Financing. Notwithstanding the foregoing, but subject to Section 8.5(b), compliance by Parent with this Section 5.12 shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(e) Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, provide and shall use its reasonable best efforts to cause its Representatives, including legal and accounting, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (including any offering or private placement of debt securities) as soon as reasonably practicable; provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries, including using reasonable best efforts to:

(i) furnish Parent and the Lenders as promptly as practicable with financial information and other pertinent information regarding the Company and its Subsidiaries, including, but not limited to, monthly consolidated statements of income and monthly balance sheets, as may be reasonably requested by Parent to consummate the Financing as is customary to be included in (A) marketing materials for senior secured or unsecured indebtedness (or any documentation or deliverables in connection therewith) and (B) all other information and data necessary for the Parent and Merger Sub to satisfy the conditions set forth in the Debt Commitment Letter (all such information described in this clause (i), the “Required Information”; provided, that with respect to any pro forma and summary financial data provided pursuant to clauses (A) and (B) above, such pro forma and summary financial data shall not be considered a part of the Required Information unless Parent has provided the Company with notice reasonably in advance of when the Marketing Period otherwise would begin if the Required Information did not include such pro forma and summary financial data any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing);

(ii) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, meetings with prospective lenders, drafting sessions and sessions with rating agencies in connection with the Financing, and assisting with the preparation of materials for rating agency presentations, roadshow presentations, offering memoranda, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information) and similar documents required in connection with the Debt Financing

(provided, however, that any such bank information memoranda, offering documents, or similar documents are not required to be distributed by the Company or its Subsidiaries) and otherwise reasonably cooperate in the marketing efforts related to the Debt Financing, including, as reasonably requested, prior to the No-Shop Period Start Date;

(iii) obtain consents and customary comfort letters of independent accountants (including “negative assurance” comfort), legal opinions, surveys and title insurance as reasonably requested by Parent as necessary and customary for financings similar to the Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act);

(iv) assist in the preparation of a customary confidential information memorandum, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for the facilities and other customary marketing materials to be used in connection with the syndications reasonably deemed necessary by the lead arranger of the Debt Financing to complete a successful syndication pursuant to the terms of the Debt Commitment Letter;

(v) assist Parent in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the facilities contemplated by the Debt Commitment Letter and public ratings for any of the facilities or notes issued in connection with the Debt Financing;

(vi) assist in the preparation of (and execute and deliver) one or more credit, indenture, purchase or other agreements, as well as any pledge, security, guaranty and mortgage documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral and taking all necessary corporate or other entity actions to facilitate all of the foregoing (provided, however, that (A) none of such indentures, agreements, documents or certificates will be executed and delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become effective after, the occurrence of the Closing and (C) no personal liability will be imposed on the officers or employees involved);

(vii) furnish Parent, Merger Sub and the Lenders with (A) such pertinent and customary information regarding the Company and its Subsidiaries (other than the Required Information) as may be reasonably requested in connection with the Debt Financing, including for note offering diligence purposes and (B) information (other than the Required Information) regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries customary for the arrangement of loans contemplated by the Debt Financing;

(viii) obtain customary payoff letters with respect to any Indebtedness of the Company or its Subsidiaries; and

(ix) with respect to any Real Property, reasonably cooperating with Parent to attempt to obtain title policies, surveys, owner affidavits, lease estoppels and subordination nondisturbance agreements;

(x) at least three (3) Business Days prior to Closing, provide all documentation and other information about the Company as is reasonably requested by the Lenders with respect to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act;

(xi) (A) promptly after the date hereof, permitting the prospective lenders and third party service providers involved in the Debt Financing to evaluate the Company’s and its Subsidiaries’ inventory, current assets, cash management and accounting systems policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field exams, the commercial finance examinations and inventory, equipment and real property appraisals) upon reasonable advance notice and (B) assisting Parent with the establishment of bank and other accounts and blocked account and control agreements of the Company and one or more of its Subsidiaries in connection with the foregoing, in each case to the extent customary and reasonable; and

(xii) (A) obtaining a certificate of the chief financial officer of the Company and its Subsidiaries (as in effect on the date hereof) with respect to solvency matters, (B) obtaining customary authorization letters with respect to the bank information memoranda from a senior officer of the Company, (C) delivering any borrowing base certificates requested by Parent a reasonable time prior to Closing and (D) using reasonable best efforts to attempt to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing;

provided in each case that none of the Company or its Subsidiaries shall be required to enter into any agreement that is not contingent upon the Closing (except the authorization letter delivered pursuant to the foregoing clause (xii)). The foregoing notwithstanding, (x) neither the Company nor any Persons who are directors of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing prior to the Effective Time (except that directors and officers of Subsidiaries of the Company may be required to sign resolutions or consents that do not become effective until the Closing), (y) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, document or instrument executed pursuant to the foregoing (except the authorization letter delivered pursuant to the foregoing clause (xii)) shall be effective until the Closing and (z) none of the Company or its Subsidiaries nor any of their respective Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not reimbursed promptly after written request by the Company by Parent in connection with the Debt Financing prior to the Closing. Nothing contained in this Section 5.12(e) or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.12(e) and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries).

(f) If the Company at any point in good faith reasonably believes that it has delivered the Required Information in accordance with this Section 5.12, it may deliver to Parent a written notice to such effect, in which case the Company shall be deemed to have delivered the Required Information at the time of delivery of such notice, unless Parent shall provide to Company within five (5) Business Days after the delivery of such notice, a written notice describing in reasonable detail what information constitutes Required Information that Parent in good faith reasonably believes the Company has not delivered.

(g) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that the Company acknowledges and agrees that Parent and its Affiliates may share non-public or otherwise confidential information regarding the Company, its Subsidiaries and their respective businesses with potential financing sources in connection with any marketing efforts (including syndication) in connection with the Financing so long as such recipients of such information agree to reasonably acceptable confidentiality terms. The Company hereby consents to the use of its and its Subsidiaries’ logos solely for the purpose of obtaining the Financing.

(h) In no event will any extension of any portion of the Marketing Period beyond the Outside Date in accordance with clause (y) of the definition of Marketing Period be deemed an extension of the Outside Date.

Section 5.13 Rollover Investors. Other than the Rollover Investors, Parent shall not permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent, Merger Sub or any Person of which Merger Sub is a direct or indirect Subsidiary, without the prior written consent of the Company (not to be unreasonably withheld) if obtaining the same would result in a change of control of Parent or Merger Sub, require any disclosure in the Proxy Statement or the Schedule 13E-3 or change the ultimate parent entity of Parent for purposes of the HSR Act.

Section 5.14 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to the Merger, this Agreement or the transactions contemplated herein. Without limiting the foregoing, the Company shall (i) promptly advise Parent of any actions, suits, claims, investigations or proceedings commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Shareholder Litigation”), (ii) keep Parent reasonably informed regarding any such Shareholder Litigation, (iii) give Parent the opportunity to participate in such Shareholder Litigation, consult with counsel to the Special Committee and the Company regarding the defense or settlement of any such Shareholder Litigation and consider Parent’s views with respect to such Shareholder Litigation and (iv) not settle any such Shareholder Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

Section 5.15 Rule 16b-3. Prior to the Effective Time, the Company and the Company Board (or a committee thereof) shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 De-Listing. The Company will use its commercially reasonable efforts to cooperate with Parent to cause the Shares to be de-listed from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment (or, to the extent permitted by Law, waiver in writing by Parent and the Company, except with respect to Section 6.1(a), which shall not be waivable) at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained in accordance with applicable Law and the articles of incorporation and bylaws of the Company.

(b) Orders. No injunction or similar order by a Governmental Entity having jurisdiction over the business of the Company or any of its Subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by such an injunction or similar order prohibiting the consummation of the Merger would potentially result in criminal liability, prohibits the consummation of the transactions contemplated hereby shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity in a jurisdiction in which the business of the Company or any of its Subsidiaries (other than a de minimis portion thereof), is conducted or with respect to which the failure to abide by a Law prohibiting or making illegal the consummation of the Merger would potentially result in criminal liability that, in any case, prohibits, conditions or makes illegal the consummation of the Merger.

(c) Regulatory Consents. Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions contemplated herein is further subject to the fulfillment (or waiver in writing by the Company) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality contained in such representations and warranties), would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

(b) Performance of Obligations. Parent and Merger Sub shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Officer’s Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are further subject to the fulfillment (or waiver in writing by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.1(a), 3.2(a), 3.2(b), 3.2(c), 3.2(g), 3.3(b), 3.21 and 3.23 shall be true and correct in all respects, (ii) the representations and warranties of the Company set forth in Sections 3.1(b), 3.2(e), 3.3(a) and 3.22 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) all other representations and warranties of the Company set forth in Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect contained in such representations and warranties), individually or in the aggregate, does not constitute a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Parent and Merger Sub a certificate, dated as of the Closing Date and signed by an officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Dissenter’s Rights. The Dissenting Shares constitute less than ten percent (10%) of the total number of outstanding Shares.

(e) No Company Material Adverse Effect. Since the date of this Agreement, no event, occurrence, or development of a state of circumstances or facts shall have occurred that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time (except with respect to Section 7.1(c)(ii) below), whether before or after the adoption of this Agreement by shareholders of the Company and the sole shareholder of Merger Sub:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if:

(i) the Effective Time shall not have occurred on or before January 2, 2015 (the “Outside Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have acted or failed to act in any manner that constitutes a breach of the covenants, obligations and agreements under this Agreement in any manner that shall have been the primary cause of the failure to consummate the Merger on or before such date;

(ii) any Governmental Entity having jurisdiction over the business of the Company or any of its Subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by any injunction or similar order of a Governmental Entity regarding the consummation of the transactions contemplated hereby would potentially result in criminal liability, shall have issued or entered an injunction or similar order permanently enjoining or otherwise prohibiting or conditioning the consummation of the Merger and such injunction or order shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used such efforts as may be required by Section 5.7 to prevent, oppose and remove such injunction or order; or

(iii) the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Shareholder Approval shall not have been obtained;

(c) by the Company, if:

(i) Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the Outside Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach (which notice shall specify in reasonable detail the nature of such breach or failure); provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement that would result in the failure of any condition set forth in Sections 6.1 or 6.3 being satisfied;

(ii) at any time prior to the time the Shareholder Approval is obtained, the Company Board or the Special Committee shall have determined that an Alternative Acquisition Agreement constitutes a Superior Proposal in accordance with Section 5.3(f) and (A) substantially concurrently with such termination, the Company enters into such Alternative Acquisition Agreement and (B) pays to Parent the applicable Company Termination Payment and Company Expense Payment pursuant to Section 7.3(a); or

(iii) (A) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing), (B) the Company has irrevocably notified Parent in writing that (1) all of the conditions set forth in Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied or waived at the Closing) or that it is willing to waive any unsatisfied conditions in Section 6.2 for the purpose of consummating the Closing and (2) it is ready, willing and able to consummate the Closing, (C) Parent and Merger Sub fail to complete the Closing within three (3) Business Days following the date the Closing was required by Section 1.2 to have occurred and (D) the Company stood ready, willing and able to consummate the Closing during such period; and

(d) by Parent, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the Outside Date or, if curable, is not cured within thirty (30) days following Parent’s delivery of written notice to the Company of such breach, which such notice states the nature of such breach in reasonable detail; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement that would result in the failure of any condition set forth in Section 6.1 or 6.2 being satisfied; or

(ii) the Company Board or any committee thereof (including the Special Committee) shall have made a Change of Recommendation; provided that Parent’s right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall expire at 5:00 p.m. (New York City time) on the 15th calendar day following the date on which the Company Board makes such Change of Recommendation.

Section 7.2 Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 7.1 of this Agreement shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that (a) the provisions of the last sentence of Section 5.12(e), the Equity Commitment Letter, the Limited Guarantee and the Rollover Contribution Agreement and the provisions of Section 5.2(b), this Section 7.2, Section 7.3 and Article VIII shall survive the termination hereof and (b) except as otherwise provided in this Section 7.2 and Section 7.3, no party hereto shall be relieved of any liability for any material breach of this Agreement or fraud occurring prior to such termination.

Section 7.3 Termination Payments. Any provision in this Agreement to the contrary notwithstanding,

(a) In the event that:

(i) (A) this Agreement is terminated (1) by the Company or Parent pursuant to Section 7.1(b)(i), (2) by the Company or Parent pursuant to Section 7.1(b)(iii) or (3) by

Parent pursuant to Section 7.1(d)(i), (B) any Person shall have made an Acquisition Proposal after the date of this Agreement but prior to the date of termination of this Agreement and such Acquisition Proposal, if public, shall not have been publicly withdrawn prior to such date and (C) within twelve months of such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal (whether or not the Acquisition Proposal was the same Acquisition Proposal referred to in clause (B)); provided that for purposes of this Section 7.3(a)(i) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);

then, the Company shall, (x) in the case of clause (i) above, no later than three (3) Business Days following the date the Company enters into a definitive agreement with respect to an Acquisition Proposal, (y) in the case of clause (ii) above, prior to or substantially concurrently with such termination (and any purported termination pursuant to Section 7.1(c)(ii) shall be void and of no force and effect unless and until the Company shall have made such payment), and (z) in the case of clause (iii) above, no later than three (3) Business Days after the date of such termination, pay Parent (or one or more of its designees) the applicable Company Termination Payment and the Company Expense Payment, by wire transfer of immediately available funds to one or more accounts designated by Parent (or one or more of its designees); it being understood that in no event shall the Company be required to pay the Company Termination Payment and Company Expense Payment on more than one occasion. Following receipt by Parent (or one or more of its designees) of the Company Termination Payment and Company Expense Payment in accordance with this Section 7.3, the Company shall have no further liability with respect to this Agreement or the transactions contemplated herein to Parent or Merger Sub, except in the event of a willful and material breach by the Company of this Agreement. Parent shall have the right to assign its right to receive the Company Termination Payment and the Company Expense Payment to one or more Persons in its sole discretion.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee, such payment to be made by wire transfer of immediately available funds within two (2) Business Days following such termination.

(c) Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to effect the Closing when required by Section 1.2 for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then (i) (A) a decree or order of specific performance or an injunction or injunctions or other equitable relief if and to the extent permitted by Section 8.5, and (B) the termination of this Agreement pursuant to Section 7.1(b)(i), Section 7.1(c)(i) or Section 7.1(c)(iii) and receipt of payment of the Parent Termination Fee pursuant to Section 7.3(c) and the Limited Guarantee shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and its Subsidiaries against Parent, Merger Sub, the Equity Investor, the Rollover Investors any Lender or prospective Lender, lead arranger, agent of or to Parent or

Merger Sub and any of their respective and any of their respective former, current or future direct or indirect equityholders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives, or any of their respective successors or assigns or any of the former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives or successors or assignees of any of the foregoing (each a “Specified Person” and together, the “Specified Persons”) for any breach, cost, expense, loss or damage suffered as a result thereof, and (ii) except as provided in the immediately foregoing clause (i) and except for the obligations set forth in the Confidentiality Agreement, none of the Specified Persons will have any liability or obligation to the Company or any of its Affiliates relating to or arising out of this Agreement, the Equity Financing Commitment, the Rollover Investment, the Debt Financing Commitment, the Limited Guarantee (except, for the avoidance of doubt, for the Limited Guarantor’s obligation under the Limited Guarantee, subject to the limitations contained therein), or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Without limiting the obligations of the Limited Guarantor under the Limited Guarantee or the right of the parties hereto to seek specific performance of, or of Parent and Merger Sub’s rights under the Equity Financing Commitment Letter, if and to the extent permitted thereunder, the Company acknowledges and agrees that none of the Lenders or the Equity Investor, shall have any liability or obligation to the Company or any of its Affiliates if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under their respective Financing Commitments. Without limiting clause (ii) above and the immediately preceding sentence, upon payment of the Parent Termination Fee, none of the Specified Persons shall have any further liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Limited Guarantee, the Commitment Letters or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and none of the Specified Parties shall have any further liability to the Company or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby. The parties acknowledge and agree that in no event will Parent or the Limited Guarantor be required to pay the Parent Termination Fee on more than one occasion.

(d) Without limiting or otherwise affecting any way the remedies available to Parent, in the event of termination of this Agreement pursuant to (A) Section 7.1(b)(iii), (B) material breach by the Company of its obligations pursuant to Section 5.3 or (C) material breach by the Company of its obligations pursuant to Section 5.5, then the Company shall promptly, but in no event later than three (3) Business Days after such termination, pay Parent (or one or more of its designees) the Company Expense Payment by wire transfer of same day funds, which amount shall be credited against any Company Termination Payment payable to Parent or Merger Sub (or any of their designees).

(e) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If either party fails to timely pay an amount due pursuant to this Section 7.3, the defaulting party shall pay the non-defaulting party interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. Except as set forth in Section 5.12 and Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated herein shall be paid by the party incurring or required to incur such expenses, except that (a) all expenses incurred in connection with the printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 (including applicable SEC filing fees) shall be borne by the Company and (b) all filing fees paid in respect of any HSR Act or other regulatory filing shall be borne by Parent.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or PDF transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

Section 8.4 Governing Law; Jurisdiction.

(a) This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in Charlotte, North Carolina. Each party hereto agrees that any such suit, action or proceeding will constitute a mandatory complex business case under Chapter 7A, Section 45.4 of the North Carolina General Statutes, and, if a party initiates such a suit, action or proceeding in North Carolina state court, it must be brought in the North Carolina Business Court as a mandatory complex business case. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.7 of this Agreement.

(b) Notwithstanding the foregoing and without limiting Section 8.4(a), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders or any Lender Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to any Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York.

Section 8.5 Remedies; Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be an adequate remedy therefor. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to the granting of a decree or order of specific performance or other equitable relief of Parent’s obligation to cause the full funding of (i) the Equity Financing under the Equity Commitment Letter and (ii) the Rollover Investment and to consummate the Merger if and only in the event each of the following conditions has been satisfied: (w) all of the conditions in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but each of which at such time is capable of being satisfied) have been satisfied or waived, (x) each of the Debt Financing or any alternative financing obtained in accordance with Section 5.12, has been funded or will be funded at the Closing if the Equity Financing and Rollover Investment are funded at the Closing, (y) the Marketing Period has ended and Parent and Merger Sub fail to complete the Closing by the Outside Date and (z) the Company has irrevocably confirmed in a written notice to Parent and the Lenders that it is ready, willing and able to consummate the Closing and that if decree or order of specific performance or other equitable relief is granted and the Equity Financing, the Rollover Investment and the Debt Financing are funded, the Closing will occur. For the avoidance of doubt, while the Company may pursue both a grant of a decree or order of specific performance or other equitable relief as and only to the extent expressly permitted by this Section 8.5(b) with respect to the matters identified in clauses (i) and (ii) above and to consummate the Merger and the payment of the Parent Termination Fee (only to the extent expressly permitted by Section 7.3(b) or Section 7.3(c), respectively), under no circumstances shall the Company be permitted or entitled to receive both (A) such grant of a decree or order of specific performance or other equitable relief to cause the funding of the financing described in clauses (i) and (ii) above and to consummate the Merger and (B) payment of the Parent Termination Fee.

(c) Each party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein (including the limitations set forth in Section 8.5(b)) on the basis that any other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN, THE EQUITY FINANCING OR THE DEBT FINANCING. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY, (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6 AND (C) AGREES THAT SUCH WAIVERS AND CERTIFICATIONS SHALL EXTEND TO THE LENDERS.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service), hand delivery or facsimile addressed as follows:

To Parent or Merger Sub:

Pioneer Parent, Inc.

c/o Court Square Capital Partners

55 East 52nd Street, 34th Floor

New York, New York 10055

Attn: Joseph M. Silvestri

Facsimile: (212) 752-6184

With a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attn: Geraldine A. Sinatra and Eric S. Siegel

Facsimile: (215) 994-2222

To the Company:

Pike Corporation

100 Pike Way, PO 868

Mount Airy, North Carolina 27030

Attention: J. Eric Pike

Facsimile: (336) 719-4229

with copies (which shall not constitute notice) to:

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202

Attention: James R. Wyche

Facsimile: (704) 331-1159

and

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, North Carolina 28202

Attention: Harrison L. Marshall, Jr.

Facsimile: (704) 343-2300

or to such other address as the party to receive such notice as provided above shall specify by written notice so given, and such notice shall be deemed to have been delivered to the receiving party as of the date so delivered upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Except as contemplated by the last sentence of Section 7.3(a), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent and Merger Sub may assign all of their rights under this Agreement or any related documents to any Lender as collateral security. For the avoidance of doubt, any assignee shall be bound by Section 8.4 of this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction so long as the economic or legal substance of such term or provision is not materially adversely affected. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided, that the parties intend that the remedies and limitations thereon (including provisions that, subject to the terms and limitations set forth in Section 8.5(b), payment of the Parent Termination Fee or the Company Termination Payment (and, if applicable, the Company Expense Payment) be the exclusive remedy for the recipient thereof and the limitation on liabilities of the Specified Person) contained in Article VII and Section 8.5 to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing or the Limited Guarantee.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the exhibits and schedules hereto (including the Company Disclosure Letter), the Voting Agreement, the Equity Commitment Letter, the Rollover Contribution Agreement, the Limited Guarantee and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for (a) after the Effective Time, the right of the holders of the Shares, the Company Options, the Company RSU Awards and the Company Restricted Shares to receive the Merger Consideration, the Option Consideration, the RSU Award Consideration and the Restricted Shares Consideration, respectively, in accordance with the terms and conditions of Article II and (b) Sections 5.10 and 7.3, which shall be for the benefit of the Persons (including with respect to Section 7.3, the Lenders and the Specified Persons) set forth therein, and any such Person will have the rights provided for therein) and (c) this Article VIII in respect of the Sections set forth under the foregoing clauses (a), (b) and (c), is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Subject to the limitations set forth in Section 7.3 of this Agreement, the damages recoverable by the Company in connection with any claim related to this Agreement shall include the total amount that would have been recoverable by the holders of the Shares, Company Options and Company RSU Awards if all such holders brought such claim and were recognized as intended third party beneficiaries hereunder. Notwithstanding anything else in this Section 8.10 to the contrary, the provisions of Sections 7.3(c), 8.4 and 8.6 shall be enforceable by each Lender and Lender Related Party and its respective successors and assigns.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, whether before or after the Shareholder Approval or approval by the sole shareholder of Merger Sub, any provision of this Agreement may be amended (by action taken or authorized by their respective boards of directors, in the case of Company and Merger Sub) or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of the Shareholder Approval or the adoption of this Agreement by the sole shareholder of Merger Sub, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the shareholders of the Company or the sole shareholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company or the sole shareholder of Merger Sub, as applicable; provided, further that the failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any statute defined or referred to herein or in any such statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Obligations of Merger Sub. Whenever this Agreement requires a Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action.

Section 8.15 Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.3(a).

“Acquisition Proposal” has the meaning set forth in Section 5.3(h).

“Action” has the meaning set forth in Section 5.10(b).

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, that Parent, Merger Sub or the Equity Investor shall not be considered Affiliates of any portfolio company in which the Equity Investor or any of its investment fund Affiliates have made a debt or equity investment (and vice versa). As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Articles of Merger” has the meaning set forth in Section 1.3.

“BAML” has the meaning set forth in Section 3.20.

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York or the Department of Secretary of State of the State of North Carolina are authorized or required by Law or executive order to be closed.

“Bylaws” has the meaning set forth in Section 1.5.

“Certificates” has the meaning set forth in Section 2.2(a).

“Change of Recommendation” has the meaning set forth in Section 5.3(f).

“Charter” has the meaning set forth in Section 1.5.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Commitment Letters” has the meaning set forth in Section 4.6(b).

“Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 3.4(a).

“Company Benefit Plans” has the meaning set forth in Section 3.11(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Chairman and CEO” means J. Eric Pike.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.6(a).

“Company Expense Payment” means the lesser of (i) documented out-of-pocket expenses incurred by Parent and its Affiliates in connection with this Agreement and the Financing and the transactions contemplated hereby and thereby and (ii) $2,000,000.

“Company Insurance Policies” has the meaning set forth in Section 3.19.

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that individually or in the aggregate would, or would reasonably be expected to, have a material adverse effect on the financial condition, business properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, none of the following, and no fact, circumstance, change, event, occurrence or effect to the extent arising out of or relating to the following, shall in and of itself constitute a “Company Material Adverse Effect” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) any facts, circumstances, changes, events, occurrences or effects generally affecting (i) any of the industries in which the Company and its

Subsidiaries operate or (ii) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or (b) any facts, circumstances, changes, events, occurrences or effects, arising out of, resulting from or attributable to (i) changes or prospective changes in Law, applicable regulations of any Governmental Entity, generally accepted accounting principles or accounting standards, or any changes or prospective changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing (except, for purposes of clauses (a)(i), (a)(ii), and (b)(i), (b)(iii) and (b)(iv) only, to the extent that such fact, circumstance, change, event or occurrence adversely affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in any of the industries in which the Company and its Subsidiaries primarily operate), (ii) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement (other than compliance with Section 5.1), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation relating to this Agreement, the Merger or the other transactions contemplated by this Agreement except that this clause (b)(ii) shall not apply in the determination of a breach of violation of the representation and warranties contained in Section 3.2, 3.3, 3.4, 3.11(g) or 3.16(a), (iii) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iv) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (v) any action taken by the Company or its Subsidiaries that is required by this Agreement or taken at Parent’s written request (other than compliance with Section 5.1), (vi) any change or announcement of a potential change in the Company’s credit ratings, (vii) any change to the extent resulting or arising from the identity of, or any facts or circumstances relating only to, Parent, Merger Sub or their respective Affiliates, (viii) any decline in the market price, or change in trading volume, of any capital stock of the Company or (ix) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position; provided, that the underlying cause of any decline, change or failure referred to in clause (b)(vi), (b)(viii) or (b)(ix) (if not otherwise falling within any of clause (a) or clauses (b)(i) through (ix) above) may be taken into account in determining whether there is a “Company Material Adverse Effect”.

“Company Material Contracts” has the meaning set forth in Section 3.18(a).

“Company Meeting” has the meaning set forth in Section 5.5.

“Company Option” means an option to purchase Shares from the Company.

“Company Permits” has the meaning set forth in Section 3.9(b).

“Company Restricted Share” means any outstanding Share awarded by the Company that is subject to any vesting requirements that remain unsatisfied as of immediately prior to the Effective Time.

“Company RSU Award” means an award by the Company of restricted stock units or performance stock units or deferred stock or deferred stock units that correspond to Shares and that is unsettled as of immediately prior to the Effective Time.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Termination Payment” means either (i) in the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) on or prior to September 17, 2014 in connection with entering into an Alternative Acquisition Agreement with an Excluded Party, an amount equal to $9,831,193, or (ii) an amount equal to $15,729,910 in all other circumstances.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Debt Agreement” has the meaning set forth in Section 3.18(a)(iii).

“Debt Commitment Letter” has the meaning set forth in Section 4.6(a).

“Debt Financing” has the meaning set forth in Section 4.6(a).

“Debt Financing Commitments” has the meaning set forth in Section 4.6(a).

“Definitive Agreements” has the meaning set forth in Section 5.12(a).

“Divestiture Action” has the meaning set forth in Section 5.7(c).

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Law” has the meaning set forth in Section 3.10(b).

“Equity Commitment Letter” has the meaning set forth in the Recitals.

“Equity Financing” has the meaning set forth in Section 4.6(b).

“Equity Financing Commitment” has the meaning set forth in Section 4.6(b).

“Equity Investor” has the meaning set forth in the Recitals.

“ERISA” has the meaning set forth in Section 3.11(a).

“ESPP” means the Company’s Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Excluded Party” has the meaning set forth in Section 5.3(i).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Fee Letter” has the meaning set forth in Section 4.6(b).

“Financing” has the meaning set forth in Section 4.6(b).

“Financing Commitments” has the meaning set forth in Section 4.6(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Consents” has the meaning set forth in Section 5.7(a).

“Governmental Entity” means any federal, state, local, municipal, foreign or supranational government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, including any department, commission, board, instrumentality, political subdivision, bureau or official, whether federal, state, local, municipal, foreign or supranational, or any arbitral body or the NYSE or any self-regulatory organization; provided, the foregoing should not include any municipal power agency, electrical cooperative or similar Person except with respect to matters described in Section 3.18 and otherwise to the extent such Person is not acting in a regulatory capacity under applicable Laws (it being understood that acting in a regulatory capacity does not include giving an order that does not have the force of Law).

“Hazardous Substance” has the meaning set forth in Section 3.10(c).

“HSR Act” has the meaning set forth in Section 3.4(a).

“Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another Person.

“Indemnified Party” has the meaning set forth in Section 5.10(b).

“Intellectual Property” has the meaning set forth in Section 3.16(a).

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.15 of the Parent Disclosure Letter after due inquiry and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15(b) of the Company Disclosure Letter after due inquiry.

“Law” or “Laws” means all applicable laws, statutes, constitutions, rules, regulations, judgments, rulings, orders and decrees of any Governmental Entity.

“Leased Real Property” has meaning set forth in Section 3.17.

“Lender Related Party” means, with respect to the Lenders, any former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns of any of the Lenders; provided however, in no circumstance shall Parent, the Company, Merger Sub, the Equity Investor or any of their respective Affiliates be a Lender Related Party.

“Lenders” has the meaning set forth in Section 4.6(a).

“Lien” means any mortgage, pledge, title defects, claims, charges, security interest, hypothecation, easement, right of way, encumbrance or liens of any kind or nature.

“Limited Guarantee” has the meaning set forth in the Recitals.

“Limited Guarantor” has the meaning set forth in the Limited Guarantee.

“Losses” has the meaning set forth in Section 5.10(b).

“Marketing Period” means the first period of twenty (20) consecutive Business Days commencing on the later of September 18, 2014 or the date on which the Company files the preliminary Proxy Statement with the SEC and throughout and at the end of which (a) Parent shall have received the Required Information from the Company and (b)(i) the conditions set forth in Sections 6.1 and 6.3 are satisfied (except for those conditions that by their nature are to be satisfied at the Closing) and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.1 or 6.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided that (x) November 28, 2014 shall not be considered a Business Day for purposes of this definition, (y) if the Marketing Period has not been completed on or prior to December 23, 2014, the Marketing Period shall commence no earlier than January 2, 2015, and (z) the Marketing Period shall not be deemed to have commenced if (A) after the date of this Agreement and prior to the completion of the Marketing Period, (I) Ernst &Young LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents, including Company SEC Documents filed after the date hereof, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another independent accounting firm reasonably acceptable to Parent, (II) the financial statements included in the Required Information that is available to Parent on the first day of any such 20 consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive Business Day period to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such new 20 consecutive Business Day period or (III) the Company shall have announced any intention to restate any historical financial statements of the Company or other financial information included in the Required Information, or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required, and (B) the Company shall have been delinquent in filing or furnishing any Company SEC Document, the Marketing Period shall not be deemed to have commenced unless and until, at the earliest, all such delinquencies have been cured.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.11(f).

“NCBCA” has the meaning set forth in the Recitals.

“New Plans” has the meaning set forth in Section 5.6(b).

“No-Shop Period Start Date” has the meaning set forth in Section 5.3(a).

“NYSE” means the New York Stock Exchange.

“Old Plans” has the meaning set forth in Section 5.6(b).

“Option Consideration” has the meaning set forth in Section 2.3(a).

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Owned Real Property” has meaning set forth in Section 3.17.

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.3(a).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Representatives” has the meaning set forth in Section 5.2(a).

“Parent Termination Fee” means $23,594,864.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Permitted Lien” means (a) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity (provided the same are not violated), (d) any state of facts which an accurate survey or inspection of the real property owned or leased by the Company and its Subsidiaries would disclose and which, would not materially interfere with the present or proposed use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole, (e) title exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company and its Subsidiaries issued by a title company and delivered or otherwise made available to Parent, (f) statutory Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries, (g) any defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and any mining reservations, rights, licenses and leases, which, in each case, would not materially interfere with the present or proposed use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole and (h) Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet) or (i) Liens that, individually or in the aggregate, would not be reasonably expected to materially detract from the value of any of the property, rights, or assets of the business of the Company or any of its Subsidiaries or materially interfere with the use thereof as currently used by the Company or any of its Subsidiaries.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13(d)(3) of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Proxy Statement” has the meaning set forth in Section 3.13.

“Real Property” has the meaning set forth in Section 3.17.

“Real Property Lease” has the meaning set forth in Section 3.17.

“Recommendation” has the meaning set forth in Section 3.3(b).

“Regulatory Law” has the meaning set forth in Section 5.7(f).

“Related Party Transaction” means any transaction, contract or understanding with or binding upon the Company or any of its Subsidiaries with a present or former director, officer or Affiliate of the Company or any of its Subsidiaries of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K.

“Representatives” has the meaning set forth in Section 5.3(a).

“Required Information” has the meaning set forth in Section 5.12(e)(i).

“Restricted Shares Consideration” has the meaning set forth in Section 2.3(c).

“Rollover Contribution Agreement” has the meaning set forth in Section 4.6(b).

“Rollover Equity Investment” has the meaning set forth in the Recitals.

“Rollover Investment” has the meaning set forth in Section 4.6(b).

“Rollover Investors” has the meaning set forth in the Recitals.

“Rollover Shares” has the meaning set forth in the Recitals.

“RSU Award Consideration” has the meaning set forth in Section 2.3(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 13E-3” means a Rule 13E-3 transaction statement on Schedule 13E-3 filed with the SEC.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Share” means each share of Common Stock.

“Shareholder Approval” has the meaning set forth in Section 3.22.

“Shareholder Litigation” has the meaning set forth in Section 5.14.

“Software” means computer programs in object code and source code formats.

“Special Committee” has the meaning set forth in the Recitals.

“Specified Person” has the meaning set forth in Section 7.3(c).

“Stockholders Agreement” means that certain agreement, dated April 18, 2002, among Pike Holdings, Inc., LGB Pike LLC, J. Eric Pike and the other Persons party thereto, as amended by that certain Addendum dated June 13, 2005, as further amended by that certain Amendment dated July 21, 2005.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting power is directly or indirectly owned by such Person, or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.3(j).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takuan” means Takuan, LLC, a North Carolina limited liability company.

“Tax Return” has the meaning set forth in Section 3.14(b).

“Taxes” has the meaning set forth in Section 3.14(b).

“Termination Date” has the meaning set forth in Section 5.1(a).

“Voting Agreement” has the meaning set forth in the Recitals.

[Remainder of this page intentionally left blank. Signature page(s) follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PIKE CORPORATION

By:	/s/ J. Eric Pike
	Name:	J. Eric Pike
	Title:	Chairman and CEO

[Signatures continue on next page]

[Signature Page to the Agreement and Plan of Merger]

PIONEER PARENT, INC.

By:	/s/ Kevin D. Brown
	Name:	Kevin D. Brown
	Title:	Secretary

[Signatures continue on next page]

[Signature Page to the Agreement and Plan of Merger]

PIONEER MERGER SUB, INC.

By:	/s/ Kevin D. Brown
	Name:	Kevin D. Brown
	Title:	Secretary

[Signature Page to the Agreement and Plan of Merger]